                             SOLIGEN TECHNOLOGIES, INC.
                                 SERIES B PREFERRED
                        STOCK AND WARRANT PURCHASE AGREEMENT
                             CLOSING: NOVEMBER 24, 1999


                                 TABLE OF CONTENTS

                                                                                 PAGE
1.   Authorization and Sale of Shares and Warrants . . . . . . . . . . . . . . . . .1
     1.1. Authorization of the Shares and Warrants . . . . . . . . . . . . . . . . .1
     1.2  Sale of the Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.3  Issuance of Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . .2

2.   Closing Date; Delivery. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.1  Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.2  Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

3.   Representations and Warranties of the Company . . . . . . . . . . . . . . . . .2
     3.1  Organization and Standing; Articles and Bylaws . . . . . . . . . . . . . .2
     3.2  Corporate Power. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     3.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     3.4  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     3.5  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.6  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.7  Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.8  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.9  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.10 Title to Properties; Liens and Encumbrances. . . . . . . . . . . . . . . .7
     3.11 Proprietary Information and Other Rights . . . . . . . . . . . . . . . . .7
     3.12 Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.13 Compliance with Other Instruments. . . . . . . . . . . . . . . . . . . . .8
     3.14 Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.15 Confidential Information and Invention Assignment Agreements . . . . . . .8
     3.16 Registration Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.17 Agreements; Action . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.18 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.19 Related-Party Transactions . . . . . . . . . . . . . . . . . . . . . . . 10
     3.20 ERISA Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.21 Tax Elections. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.22 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.23 Compliance with Laws; Permits. . . . . . . . . . . . . . . . . . . . . . 11
     3.24 Environmental and Safety Laws. . . . . . . . . . . . . . . . . . . . . . 11
     3.25 Disclosure Documents . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.26 Labor Agreements and Actions . . . . . . . . . . . . . . . . . . . . . . 11
     3.27 Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.28 Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

4.   Representations and Warranties of the Purchasers. . . . . . . . . . . . . . . 12
     4.1  No Registration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.2  Investment Experience. . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.3  Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.4  Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.5  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.6  Tax Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.7  Purchaser's Counsel. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.8  Resale Under Rule 144. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.9  Residency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.10 Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14


                                      i


5.   Conditions to Closing of the Purchasers . . . . . . . . . . . . . . . . . . . 15
     5.1  Representations and Warranties Correct . . . . . . . . . . . . . . . . . 15
     5.2  Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.3  Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.4  Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.5  Secretary's Certificate. . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.6  Good Standing Certificate. . . . . . . . . . . . . . . . . . . . . . . . 15
     5.7  Articles of Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.8  Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.9  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . 16
     5.10 Minimum Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.11 Reservation of Conversion Shares . . . . . . . . . . . . . . . . . . . . 16

6.   Conditions to Closing of the Company. . . . . . . . . . . . . . . . . . . . . 16
     6.1  Representations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.2  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . 16

7.   Affirmative Covenants of the Company and the Purchasers . . . . . . . . . . . 16
     7.1  Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.2  Transferees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.3  Directors' Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.4  Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.5  Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . 17

8.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     8.1  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     8.2  Venue; Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     8.3  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . 17
     8.4  Modifications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     8.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.6  Delays or Omissions. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.7  Rights; Separability; Severability . . . . . . . . . . . . . . . . . . . 18
     8.8  Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.9  California Qualification . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.10 Entire Agreement; Amendment. . . . . . . . . . . . . . . . . . . . . . . 19
     8.11 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     8.12 Survival of Representations and Warranties . . . . . . . . . . . . . . . 19
     8.13 Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     8.14 Exculpation Among Purchasers . . . . . . . . . . . . . . . . . . . . . . 19
     8.15 Like Treatment of Holders. . . . . . . . . . . . . . . . . . . . . . . . 19
     8.16 Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     8.17 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

EXHIBIT INDEX


Exhibit A      -      List of Purchasers (Schedule of Purchasers)

Exhibit B      -      Articles of Amendment

Exhibit C      -      Schedule of Exceptions

Exhibit D      -      Investors Rights Agreement

Exhibit E      -      Deleted

Exhibit F      -      Form of Warrant

                             SOLIGEN TECHNOLOGIES, INC.
              SERIES B PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT
                             CLOSING: NOVEMBER 24, 1999


     THIS SERIES B PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of the date written above (the "EFFECTIVE DATE"), by and among Soligen Technologies, Inc., a Wyoming corporation, (the "COMPANY"), and the purchasers listed on EXHIBIT A attached hereto (the "SCHEDULE OF PURCHASERS"). The persons or entities listed on the Schedule of Purchasers are hereinafter referred to collectively as the "PURCHASERS" and individually as a "PURCHASER".

                                      RECITALS

     WHEREAS, the Purchasers desire to purchase, and the Company agrees to sell, shares of the Company's Series B Preferred Stock (the "SERIES B PREFERRED") and warrants to purchase shares of Common Stock of the Company (the "Warrants") pursuant to the terms and conditions of this Agreement.

     WHEREAS, in connection with the foregoing transactions, certain of the parties hereto shall enter into the Investor Rights Agreement, attached hereto as EXHIBIT D (the "RIGHTS AGREEMENT"), providing for certain registration rights.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and made pursuant hereto, and good and available consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.   AUTHORIZATION AND SALE OF SHARES AND WARRANTS

     1.1. AUTHORIZATION OF THE SHARES AND WARRANTS. The Company has, or before the Closing (as defined in SECTION 2.1 below) will have, authorized (i) the sale and issuance of up to 8,425,000 shares of its Series B Preferred (the "SHARES");
(ii) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the "CONVERSION SHARES"); (iii) the issuance of Warrants to purchase 3,622,750 shares of Common Stock of the Company and the underlying shares of Common Stock to the Purchasers; and (iv) the issuance of 498,750 Warrants and the underlying Common Stock to D.F. Hadley & Co., Inc. and Larry Gordon. The Shares shall have the rights, restrictions, privileges and preferences as set forth in the Company's Articles of Amendment attached hereto as EXHIBIT B (the "ARTICLES OF AMENDMENT").

     1.2 SALE OF THE SHARES. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to each Purchaser, severally and not jointly, and each Purchaser will purchase from the Company, severally and not jointly, at the applicable Closing, the number of Shares set forth opposite the Purchaser's name on the Schedule of Purchasers, at a purchase price of NINETEEN CENTS ($0.19) per Share.

     1.3 ISSUANCE OF WARRANTS. The Company agrees to issue, at the Closing, to each Purchaser 43 Warrants to purchase one share of Common Stock of the Company for each 100 Shares purchased by the Purchaser. This price per Warrant shall be $0.02325581395. The form of the Warrants is attached hereto as EXHIBIT F. At the Closing the Company shall also issue an aggregate of 498,750 Warrants to D.F. Hadley & Co., Inc. and Larry Gordon as a finder's fee. The Warrants and the Shares are separable immediately, meaning that a holder may transfer each security independently.

2.   CLOSING DATE; DELIVERY

     2.1 CLOSING DATE. The closing of the purchase and sale of the Shares hereunder (the "CLOSING") shall be held at the offices of the Company or their counsel, on November 24, 1999 (the "CLOSING DATE"), or at such other time and place as shall be mutually agreed upon by the Company and the Purchasers.

     2.2 DELIVERY. At the Closing, and conditioned upon delivery to the Company of a check or wire transfer payable to the order of the Company in the amount of the purchase price of the Shares to be purchased by a Purchaser, the Company shall deliver to such Purchaser a certificate, registered in the Purchaser's name as set forth on the Schedule of Purchasers, representing the number of Shares that the Purchaser is purchasing from the Company and Warrants as required pursuant to this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As used herein, the term: "to the best knowledge of the Company" (or words to that effect) shall mean such knowledge and belief as may be acquired after reasonable inquiry of the directors, officers, and employees of the Company. Except as set forth in EXHIBIT C attached hereto (the "SCHEDULE OF EXCEPTIONS"), the Company hereby represents and warrants to each Purchaser as follows:

     3.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. The Company is a corporation duly organized and validly existing under the laws of the State of Wyoming and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Company's business as presently conducted and as currently proposed to be conducted. The Company has made available to the Purchasers copies of its Secretary's Certificate, which includes true, correct and complete copies of its Articles of Continuance and Bylaws, as presently in effect.

     3.2 CORPORATE POWER. The Company has or will have at the Closing all requisite legal corporate power to execute and deliver this Agreement, to sell and issue the Shares hereunder, to issue the Conversion Shares and the Warrants and the underlying Common Stock, to file the Articles of Amendment and to carry out and perform its obligations under the terms of this Agreement, the Rights Agreement and the Articles of Amendment and the Warrants.

     3.3 SUBSIDIARIES. Other than the entities listed on paragraph 3.3 of the Schedule of Exceptions, the Company has no subsidiaries and does not own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity.

     3.4  CAPITALIZATION.

          i. Immediately prior to the Closing, the Company's authorized capital stock will consist of (a) 90,000,000 shares of common stock (the "COMMON STOCK"), of which 35,459,423 shares will be issued and outstanding, and (b) 10,000,000 shares of preferred stock, of which 0 shares of Series A Preferred Stock are outstanding and 8,425,000 shares have been designated as "Series B Preferred Stock", none of which will be issued or outstanding immediately prior to the Closing. The Series B Preferred is referred to herein as "PREFERRED STOCK" or the "SERIES B PREFERRED STOCK". Of the authorized, but unissued, Common Stock, 0 shares are reserved for issuance upon the conversion of the Series A Preferred Stock, 5,686,500 are reserved for issuance upon exercise of outstanding warrants, and 4,990,000 shares are reserved for issuance under the Company's 1993 Stock Option Plan (the "Plan").

     The issued and outstanding shares of Common Stock of the Company are duly and validly issued, fully paid and nonassessable, and such shares, and all outstanding options, warrants, convertible notes, and other securities of the Company, have been issued in full compliance with the Securities Act of 1933, as amended or exempt therefrom (the "ACT"), the registration and qualification requirements of all applicable securities laws of states of the United States and all other provisions of applicable securities laws of States of the United States, including, without limitation, anti-fraud provisions. The Series B Preferred Stock and the Common Stock issued upon conversion of the Series B Preferred Stock and upon exercise of the Warrants will be duly and validly issued, fully paid and nonassessable.

     The Company has reserved Five Million 8,425,000 shares of Common Stock for issuance upon conversion of the Series B Preferred Stock, 3,622,750 shares of Common Stock upon exercise of the Warrants to be issued to the Purchasers, and 498,750 shares of Common Stock upon exercise of the Warrants to be issued to D.
F. Hadley & Co., Inc., and Mr. Gordon.

          ii. Neither the offer nor the issuance or sale of the Shares or Warrants (and the Common Stock issuable upon conversion or exercise thereof) constitutes or will constitute an event, under any capital stock or convertible security or any anti-dilution or similar provision of any agreement or instrument to which the Company is a party or by which it is bound or affected, which shall either increase the number of shares or units of capital stock issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any stock or similar security, or decrease the consideration per share or unit of capital stock to be received by the Company upon such conversion or exercise.

     3.5 AUTHORIZATION. All corporate action on the part of the Company, its directors, officers and shareholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement, the Rights Agreement, and the Articles of Amendment, the Warrants and the consummation of the transactions contemplated herein and therein, and for the authorization, issuance, sale and delivery of the Shares and the Conversion Shares and shares of Common Stock to be issued upon exercise of the Warrants has been taken or will be taken prior to the Closing. This Agreement and the Rights Agreement and the Warrants constitute valid and binding obligations of the Company, enforceable in accordance with each of their terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors; other laws of general application affecting enforcement of creditors' rights generally, including rules of law governing specific performance, injunctive relief or other equitable remedies; and the effect of public policy on the indemnification provisions set forth in the Rights Agreement. Except as set forth in the Schedule of Exceptions, the Shares are not subject to any preemptive rights or rights of first refusal. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws (based in part upon the representation of the Purchasers contained herein), will be free of any liens or encumbrances, and will be free of restrictions on transfer other than under this Agreement, the Rights Agreement and state and/or federal securities laws. The Conversion Shares and the Shares underlying the Warrants have been duly and validly reserved and are not subject to any preemptive rights or rights of first refusal and, upon issuance, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges described in the Articles of Amendment and in the form of the Warrant attached.

     3.6 FINANCIAL STATEMENTS. The Company's financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows, including notes thereto) as included in the Disclosure Documents (defined in Section 3.25) referred to in the Subscription Agreement signed by each Purchaser, were provided to each Purchaser (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes to such financial statements, or in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. Except as set forth in the Financial Statements, the Company has no material obligations or liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 1999 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

     3.7  CHANGES.  Since March 31, 1999, there has not been:

          i. any material change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition, operations or prospects of the Company;

          ii. any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

          iii. any cancellation, compromise or waiver by the Company of a valuable right or of a material debt owed to it;

          iv. any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

          v. any material adverse change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

          vi. any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

          vii. any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

          viii. any resignation or termination of employment of any key officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

          ix. receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

          x. any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          xi. any loans or guarantees made by the Company to or for the benefit of its shareholders, employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          xii. any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

          xiii. to the best of the Company's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results of business of the Company (as such business is presently conducted and as it is proposed to be conducted); or

          xiv. any authorization, approval, agreement or commitment by the Company to do any of the things described in this SECTION 3.7.

     3.8 LITIGATION. There are no actions, suits, proceedings or investigations pending or threatened against the Company or any of its properties before any court or governmental agency or claims asserted, nor, to the Company's knowledge, is there any basis therefor. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving prior employment of any of the Company's employees or former employees or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding, or investigation by the Company currently pending or that the Company intends to initiate.

     3.9 CONSENTS. Except as set forth in the Schedule of Exceptions, no consent, approval, qualification, order or authorization of, or filing with, any governmental authority or any third party is required in connection with the Company's valid execution, delivery or performance of this Agreement, the Articles of Amendment or the Rights Agreement, or the Warrants or the offer, sale or issuance of the Shares by the Company, the conversion of the Shares, the issuance of the Conversion Shares, or the Shares underlying the Warrants or the consummation of any other transaction contemplated on the part of the Company hereby or thereby, except (a) the filing of the Articles of Amendment with the Secretary of State of the State of Wyoming prior to the Closing, and (b) filings required pursuant to applicable federal and state securities laws and blue sky laws, which filings the Company shall complete within the lesser of fifteen (15) days of the Closing Date or the required statutory period and
(c) as set forth on Schedule 3.9 of the Schedule of Exceptions.

     3.10 TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. The Company has good and marketable title to its properties and assets and, with respect to the property and assets leased by the Company, holds valid leasehold interests therein, in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, except (i) tax, materialmen's or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings, or (ii) liens arising from equipment loans entered into in the ordinary course of business.

     3.11 PROPRIETARY INFORMATION AND OTHER RIGHTS. The Company owns or has the right to use patents, patent applications, trademarks, service marks, trade names, copyrights, mask works, trade secrets, information, proprietary rights and processes (collectively, "PROPRIETARY INFORMATION") necessary for its business as now conducted, and believes it can obtain, on commercially reasonable terms, any additional rights necessary or required for its business as presently proposed to be conducted without, except in the case of patents and patent applications, any conflict with or infringement of the rights of others. To the best of the Company's knowledge, it possesses no licenses, patents or patent applications which conflict with or infringe the rights of others. There are no outstanding options, licenses or agreements of any kind relating to its Proprietary Information, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, inventions, franchises, licenses, information, proprietary rights and processes of any other person or entity other than shrink wrap or preinstalled software licensed by the Company in the ordinary course of business. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade proprietary rights of any other person or entity. To the best knowledge of the Company, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, the Articles of Amendment or the Rights Agreement or the Warrants nor the carrying on of the Company's business by the employees of the Company nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe nor does it have any reason to believe it is or will be necessary to utilize any inventions of any of its employees (or people they currently intend to hire) made prior to the employment of any such person by the Company. Since its organization, the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its Proprietary Information from not being generally known or known by competitors.

     3.12 OFFERING. Subject to the truth and accuracy of each Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Shares and Warrants as contemplated by this Agreement are exempt from the registration requirements of the Act, and from the qualification requirements of the California Corporate Securities Law of 1968, as amended, and of such other states as may have jurisdiction over these transactions.

     3.13 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in any violation or default of any term of the Articles of Amendment pertaining to its Series A Preferred or the Series B Preferred Stock, its Articles of Incorporation, or its Bylaws, any material term of any material agreement to which the Company is a party, including its existing debt instruments, or any judgment, decree, order, statute, rule or regulation to which the Company is subject, that alone or in the aggregate would have a material adverse effect on the condition, financial or otherwise, or operations of the Company. Except as set forth in the Schedule of Exceptions, the issuance of the Shares does not require the vote, approval or consent of the Company's shareholders or of the Series A Preferred shareholders or of any other party. The execution, delivery and performance of this Agreement, the Rights Agreement and the Articles of Amendment, and Warrants and the consummation of the transactions contemplated hereby and thereby have not resulted and will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties. The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company's loss of any rights granted under any license, distribution or other agreement.

     3.14 EMPLOYEES. To the best of the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company.

     3.15 CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENTS. The Company has entered into a confidentiality agreement in a form previously provided to the Purchasers' legal counsel with each officer, director, and key employee of the Company. All persons having access to the Company's Proprietary Information have executed and are bound by confidentiality agreements. The Company, after reasonable investigation, is not aware that any of its employees, officers or consultants are in violation thereof, and the Company will use its best efforts to prevent any such violation.

     3.16 REGISTRATION RIGHTS. Except as set forth in the Rights Agreement and the Schedule of Exceptions, the Company is not under any obligation to register any of its currently outstanding securities or any of its securities which may hereafter be issued.

     3.17 AGREEMENTS; ACTION.

          i. Except for agreements explicitly contemplated hereby or in the Rights Agreement, and except as disclosed in the Company's filings under the Securities Act of 1933, as amended (the "Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act") since 1995 (the "Reports"), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

          ii. Other than as indicated on the Schedule of Exceptions, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which they are bound that involve (i) obligations of, or payments to the Company in excess of, $50,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

          iii. Other than as disclosed on the Schedule of Exceptions or the Reports, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any liabilities in excess of $50,000, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights other than the sale of their inventory in the ordinary course of business.

          iv. The Company is not a party to or bound by any contract, agreement or instrument, or subject to any restriction under the Company's Articles of Incorporation, Articles of Amendment or Bylaws, which adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

          v. The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the

               Company or a transaction or series of related transactions in which more than Fifty Percent (50%) of the voting power of the Company is disposed of or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

     3.18 DISCLOSURE. The Company has fully provided each Purchaser with all the information which such Purchaser has requested for deciding whether to acquire the Series B Preferred and the Warrants, including the Disclosure Documents referenced in the Subscription Agreement (the "DISCLOSURE DOCUMENTS") and all information that the Company believes is reasonably necessary to enable such Purchaser to make the decision to acquire the Series B Preferred. None of this Agreement, the Rights Agreement, the Warrants, the Disclosure Documents, or any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

     3.19 RELATED-PARTY TRANSACTIONS. Except as set forth in the Reports (a) no employee, officer, director or shareholder of the Company or member of his or her immediate family is indebted to the Company nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them; (b) to the best of the Company's knowledge, none of such persons has any direct or indirect ownership in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, directors or shareholders of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company; and (c) to the best of the Company's knowledge, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company.

     3.20 ERISA PLANS. The Company does not have any Employee Pension Benefit Plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     3.21 TAX ELECTIONS. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not made any elections pursuant to the Internal Revenue Code which would have a material affect on the Company, its financial condition, its business as presently conducted or presently proposed to be conducted or any of its properties or material assets.

     3.22 INSURANCE. As of the dates hereof, the Company does have in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed and such other liability insurance as is appropriate for its business.

     3.23 COMPLIANCE WITH LAWS; PERMITS. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation (individually or in the aggregate) would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

     3.24 ENVIRONMENTAL AND SAFETY LAWS. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

     3.25 DISCLOSURE DOCUMENTS. The Form 8-K dated September 7, 1999, the 10-QSB dated June 30, 1999, Annual Report dated July 1999 and the 10-KSB dated March 31, 1999 (herein the "DISCLOSURE DOCUMENTS"), previously delivered to each Purchaser, has been prepared in good faith by the Company and does not contain any untrue statement of a material fact nor does it omit to state a material fact necessary to make the statements made therein not misleading.

     3.26 LABOR AGREEMENTS AND ACTIONS. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the best of the Company's knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. To the best of its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

     3.27 BROKER'S OR FINDER'S FEE. The Company is not nor will it be obligated for any brokers or finders' fee or commission in connection with this transaction, except a finders fee of 7% of $1,425,000 of the gross proceeds of the investment of the Purchasers and 498,750

Warrants which the Company shall pay and issue at the Closing to D.F. Hadley & Co., Inc., and Larry Gordon.

     3.28 MINUTE BOOKS. The Minute Books of the Company contain a complete summary of all meetings of Directors and Shareholders since the time of incorporation, and fairly and accurately reflect, in all material respects, all matters and transactions referred to in such Minute Books. Prior to the Closing the Company will provide counsel to the Purchasers true, correct and accurate summaries of the minutes of the Board of Directors for the last twelve (12) months.

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser hereby represents and warrants, severally and not jointly, to the Company as follows:

     4.1 NO REGISTRATION. Purchaser understands that the Shares, Conversion Shares, Warrants and the underlying shares of Common Stock have not been registered under the Act (as defined in SECTION 3.4 above) and are being offered and sold pursuant to an exemption from registration contained in the Act based in part upon the representations of each Purchaser below or otherwise made hereunder.

     4.2 INVESTMENT EXPERIENCE. Purchaser or its professional advisor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser is an Accredited Investor as set forth in the Subscription Agreement. Purchaser represents that it has not been organized for the purpose of acquiring the Shares, Common Shares, Warrants, or underlying shares of Common Stock, unless the beneficial owners are accredited investors.

     4.3 ACCESS TO INFORMATION. Purchaser has had full opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares and the Warrants and has had full access to the Company's officers and such other information concerning the Company as it has requested, and has read the Disclosure Documents and understands the risk factors set forth therein.

     4.4 INVESTMENT. Purchaser is acquiring the Shares to be issued and sold hereunder (and the Conversion Shares, Warrants and underlying shares of Common Stock) for investment in its own account (or a trust account if Purchaser is a trustee), and not as a nominee or agent (except in the case of a Custodian for a minor), and not with a view to or for sale in connection with the distribution thereof. Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Shares or the Conversion Shares or the shares of Common Stock underlying the Warrants are registered pursuant to the Act, or an exemption from such registration is available. Purchaser further understands that there is no assurance that any exemption from the Act will be available or, if available, that such exemption will allow Purchaser to dispose of or otherwise transfer any or all of the Shares, the Conversion Shares or the shares of Common Stock underlying the Warrants under the circumstances in the amounts or at the times Purchaser might propose.

     4.5 AUTHORIZATION. Purchaser has the full power, right and authority to execute and deliver this Agreement and the Rights Agreement, and to perform its obligations hereunder and thereunder. This Agreement and the Rights Agreement, when executed by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies. No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement and the Rights Agreement or the performance of Purchaser's obligations hereunder. The execution, delivery and performance of this Agreement and the Rights Agreement and the consummation of the transactions contemplated herein and therein (including ownership of the Shares, the Conversion Shares, the Warrants and the shares of Common Stock underlying the Warrants) by the Purchaser do not violate any provision of, or constitute, with or without the passage of time or the giving of notice, a material breach of or default under, any term, condition or provision of any agreement, indenture or other instrument to which the Purchaser is a party, or by which it or its properties or assets are bound, or of any order, judgment or decree against or binding upon the Purchaser.

     4.6 TAX ADVISORS. Purchaser has reviewed with its own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that Purchaser (and not the Company) shall be responsible for Purchaser's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

     4.7 PURCHASER'S COUNSEL. Purchaser acknowledges that it has had the opportunity to review this Agreement, the exhibits and the schedules attached hereto and the transactions contemplated by this Agreement with its own legal counsel.

     4.8 RESALE UNDER RULE 144. Purchaser acknowledges that it is aware of Rule 144 promulgated under the Act, which permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. Purchaser understands that under Rule 144, except as otherwise provided by section (k) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, the resale occurring not less than one year after the party has purchased and paid for the securities to be sold, and limitations on the amount of securities to be sold and the manner of sale. Purchaser acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Act, compliance with the SEC's Regulation A or an exemption from registration will be required for any disposition of the Shares and the Common Stock issued on conversion thereof or the Warrants and shares underlying the Warrants. Purchaser understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons do so at their own risk.

     4.9 RESIDENCY. The residency of Purchaser (or, in the case of a partnership or corporation, such entity's principal place of business) is correctly set forth on EXHIBIT A.

     4.10 LEGEND. It is understood that the certificates evidencing the Shares, Conversion Shares, Warrants, and the shares of Common Stock underlying the Warrants may bear the following legend:

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR (iii) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION. AFTER THE PERIOD REQUIRED BY RULE 144 UNDER THE ACT, THIS LEGEND WILL BE CANCELED, AND A CERTIFICATE FREE FROM SUCH LEGEND ISSUED TO THE HOLDER HEREOF UPON COMPLIANCE WITH THE FOLLOWING
     CONDITIONS: (a) SURRENDER OF THIS CERTIFICATE TO THIS CORPORATION IN THE MANNER AND AT THE PLACE DESIGNATED FOR CANCELLATION, (b) A REPRESENTATION BY THE HOLDER THAT IT HAS BENEFICIALLY HELD THE SECURITIES EVIDENCED BY THIS CERTIFICATE FOR NOT LESS THAN THE PERIOD REQUIRED BY RULE 144 UNDER THE ACT, AND THAT IT IS NOT, AND HAS NOT WITHIN THE PRECEDING 90 DAYS BEEN, AN "AFFILIATE" (AS THAT TERM IS DEFINED FOR PURPOSES OF RULE 144 UNDER THE ACT OR ANY SUCCESSOR RULE) OF THIS CORPORATION, AND (c) AN UNDERTAKING THAT IF AT ANY TIME THE HOLDER SHALL AGAIN BECOME AN AFFILIATE OR OTHERWISE CEASE TO ENJOY FREE TRANSFERABILITY OF SUCH SECURITIES UNDER RULE 144 EITHER BY REASON OF CHANGE OF CIRCUMSTANCE OR AMENDMENT OF RULE 144, IT SHALL FORTHWITH SURRENDER ANY UNLEGENDED CERTIFICATE(S) RECEIVED BY IT IN RESPECT OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE FOR IMPOSITION OF ANY APPROPRIATE LEGEND. THE FULL STATEMENT OF THE POWERS, DESIGNATIONS,

     PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RESTRICTIONS THEREOF (THE "STATEMENT OF RIGHTS AND PREFERENCES") OF THE SECURITIES IS SET FORTH IN THE CERTIFICATE OF ANY EFFECTIVE STATEMENT OF RELATIVE
     RIGHTS AND PREFERENCES OF PREFERRED STOCK, ON FILE IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF WYOMING. THIS CORPORATION WILL FURNISH COPIES OF THE STATEMENT OF RIGHTS AND PREFERENCES TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THIS CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

5.   CONDITIONS TO CLOSING OF THE PURCHASERS

     Each Purchaser's obligation to purchase the Shares at the Closing is subject to the fulfillment of each of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company pursuant to Article 3 hereof shall be true and correct when made and shall be true and correct as of the Closing Date.

     5.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with.

     5.3 RIGHTS AGREEMENT. The Company, the Purchasers and the other parties thereto shall have entered into the Rights Agreement.

     5.4 COMPLIANCE CERTIFICATE. The Company shall have delivered to Purchasers a certificate of the Company, executed by an officer of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1, 5.2 and 5.10 of this Agreement.

     5.5 SECRETARY'S CERTIFICATE. The Company shall have delivered to Purchasers a certificate executed by the secretary of the Company, dated as of the Closing Date, certifying the following: (a) resolutions adopted by the Board approving the Articles of Amendment and the transactions contemplated by this Agreement and the Rights Agreement; (b) the Articles of Amendment for the Series B Preferred Stock; and (c) Bylaws of the Company.

     5.6 GOOD STANDING CERTIFICATE. The Company shall have delivered to Purchasers counsel a certificate dated within five (5) days as of the most recent practicable date prior to the Closing Date issued by the Secretary of State of Wyoming to the effect that the Company is qualified and in good standing.

     5.7 ARTICLES OF AMENDMENT. The Articles of Amendment for the Series B Preferred Stock shall have been duly adopted by the Company and shall have been filed with the Secretary of State of Wyoming.

     5.8 AUTHORIZATIONS. All material governmental authorizations, consents, approvals, exemptions, or other actions required to issue or purchase the Shares and the Warrants pursuant to this Agreement, shall have been obtained and shall be in full force and effect.

     5.9 NO MATERIAL ADVERSE CHANGE. From March 31, 1999, there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company.

     5.10 MINIMUM CLOSING. At the Closing, the Purchasers shall have purchased Shares having an aggregate purchase price of not less than EIGHT HUNDRED THOUSAND DOLLARS ($800,000).

     5.11 RESERVATION OF CONVERSION SHARES. The shares of the Conversion Shares issuable upon conversion of the Shares and the shares underlying the Warrants shall have been duly authorized and reserved for issuance upon such conversion.

6.   CONDITIONS TO CLOSING OF THE COMPANY

     The Company's obligation to sell the Shares at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

     6.1 REPRESENTATIONS. The representations made by the Purchasers pursuant to Article 4 hereof shall be true and correct when made and shall be true and correct as of the Closing Date.

     6.2 PAYMENT OF PURCHASE PRICE. Each and every Purchaser participating in the Closing shall have delivered to the Company the purchase price and Subscription Agreement for such Purchaser's Shares, in the amount set forth opposite such Purchaser's name on the Schedule of Purchasers.

7.   AFFIRMATIVE COVENANTS OF THE COMPANY AND THE PURCHASERS

     7.1 BROKERS OR FINDERS. The Company shall hold harmless and indemnify each of the Purchasers from and against any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement for which the Company or any of its officers, employees or representatives is responsible and each Purchaser shall hold harmless and indemnify the Company and the other Purchasers from and against any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement for which such Purchaser or any of its officers, partners, employees or representatives is responsible other than as disclosed in the Schedule of Exceptions.

     7.2 TRANSFEREES. The Purchasers covenant to cause any proposed purchaser, assignee, transferee, or pledgee of any Series B Preferred held by the Purchaser to take and hold such Shares subject to the provisions and upon the conditions of this Agreement and the Rights Agreement.

     7.3 DIRECTORS' EXPENSES. The Company shall pay the outside Directors' reasonable expenses associated with attending meetings of the Company's Board of Directors, including travel expenses, in accordance with the Company's policy for employee expenses.

     7.4 BOARD OF DIRECTORS. At the Closing the Company shall appoint a director identified to it by Mr. Larry Gordon, provided that such director shall be reasonably acceptable to the Company. At the annual meeting of shareholders and otherwise if there is a vacancy, the holders of the Shares shall have the right, as a class, to elect one member of the Company's Board of Directors without duplication of the person selected by Mr. Gordon, provided that such person shall have a fiduciary obligation to all shareholders pursuant to the Wyoming corporate law, as more particularly set forth in the Articles of Amendment.

     7.5 AFFILIATE TRANSACTIONS. The Company shall not enter into any affiliate transactions unless such transaction is on terms at least as favorable as those available to the Company from disinterested third parties, and unless such transaction is approved by the director selected by Mr. Gordon or representing the holders of the Shares, as the case may be, (except where such director is an interested party in such transaction).

8.   MISCELLANEOUS

     8.1 GOVERNING LAW. This Agreement will be interpreted and governed by the laws of the State of California, except that the Articles of Amendment shall comply with Wyoming law.

     8.2 VENUE; JURISDICTION. With respect to any disputes arising out of or related to this Agreement, the parties consent to the non-exclusive personal jurisdiction of, and venue in, the state courts of Los Angeles County, California (or in the event of exclusive federal jurisdiction, the courts of the Southern District of California).

     8.3 SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     8.4 MODIFICATIONS. No amendment or modification of this Agreement will be effective unless assented to in writing by the Company and holders of fifty-one percent (51%) or more of the Shares sold under this Agreement. Notwithstanding the foregoing, in no event shall (i) the obligation of a Purchaser to purchase Shares hereunder be increased or (ii) any obligation of a Purchaser amended or otherwise modified in any way so as to adversely affect the rights of such Purchaser in a manner differently than the other Purchasers except upon the written consent of such Purchaser.

     8.5 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or delivered either by hand or by messenger, addressed (a) if to a Purchaser, as indicated on the Schedule of Purchasers, or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares or any Common Stock issued upon conversion of Shares, or exercise of Warrants, at such address as such holder shall have furnished the Company in writing or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company, or (c) if to the Company, at its address set forth at the end of this Agreement or at such other address as the Company shall have furnished to the Purchasers and each such other holder in writing.

     8.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     8.7 RIGHTS; SEPARABILITY; SEVERABILITY. Unless otherwise expressly provided herein, the rights of Purchasers hereunder are several rights, not rights jointly held with any of the other Purchasers. In case any provision of the Agreement shall be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties' intent in entering into this Agreement. As a remedy at law will be inadequate, the Purchasers shall be entitled to injunctive relief to enforce this Agreement and the ancillary agreements executed pursuant hereto and the provisions of the Articles of Amendment.

     8.8 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     8.9 CALIFORNIA QUALIFICATION. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION OR THE AVAILABILITY OF AN EXEMPTION THEREFROM IS UNLAWFUL. THE RIGHTS OF ALL PARTIES WITH RESPECT TO SUCH SECURITIES ARE EXPRESSLY

CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION BEING AVAILABLE.

     8.10 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including all exhibits hereto), the Rights Agreement, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts via facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

     8.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement for 2 years and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Purchasers, their counsel, or the Company, as the case may be.

     8.13 PUBLICITY. Except as required by law or required to be included in any registration statement (but in each case with prior notice to the Purchasers), the Company shall not issue, publish or disseminate or cause to be issued, published or disseminated any press release or public communication relating to this Agreement or any of the transactions contemplated herein or therein using the name or any trade mark, logo, trade name, trade dress or other intellectual property or otherwise referring to any Purchaser, without the prior written consent of such Purchaser.

     8.14 EXCULPATION AMONG PURCHASERS. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation (including, without limitation, any other Purchaser), other than the Company and its officers and directors (acting in their capacity as representatives of the Company), in deciding to invest and in making its investment in the Company. Each Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents or employees of any other Purchaser shall be liable to such Purchaser for any losses incurred by such Purchaser in connection with its investment in the Company.

     8.15 LIKE TREATMENT OF HOLDERS. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemptions or exchange of the Shares, or otherwise, to any holder of Shares for or as an inducement to, or in connection with solicitation of, any consent, waiver or amendment of any terms or provisions of the Shares or this Agreement, the Rights Agreement, unless such consideration is paid to all holders of the Shares bound by such consent, waiver or amendment, whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Shares for redemption or exchange.

     8.16 ATTORNEYS' FEES. If any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including attorneys' fees and costs, incurred in connection with such action, including any appeal of such action.

     8.17 EXPENSES. The Company agrees to pay on or prior to the Closing, up to $10,000 for the legal fees of one counsel representing the Purchasers.

     IN WITNESS WHEREOF, the undersigned, being duly authorized agents of the parties, have executed this Agreement as of the Effective Date.


19408 Londelius St.                     SOLIGEN TECHNOLOGIES, INC.
Northridge, CA  91324
Efax:     (810) 277-5188
E-Mail: Yehoram@partsnow.com            By:
                                           ------------------------------------
                                               Name:     Yehoram Uziel
                                               Title:    CEO

                              PURCHASER SIGNATURE PAGE



                                   PURCHASER:


                                   _____________________________

                                     EXHIBIT A

                           TO SOLIGEN TECHNOLOGIES, INC.

                                 SERIES B PREFERRED


            PURCHASER                 SUBSCRIPTION   PRICE PER     TOTAL UNIT
                                       FOR UNITS*       UNIT          PRICE
Paul E. Adornato                            750        $20.00        $15,000
----------------------------------------------------------------------------
Kevin B. Allen                            5,750        $20.00       $115,000
----------------------------------------------------------------------------
Robert L. Barbanell                       1,250        $20.00        $25,000
----------------------------------------------------------------------------
Jeffrey D. Bennis                         5,750        $20.00       $115,000
----------------------------------------------------------------------------
Dr. Lawrence B. Brilliant                 1,250        $20.00        $25,000
----------------------------------------------------------------------------
Douglas P. Casey                          2,500        $20.00        $50,000
----------------------------------------------------------------------------
Casting Technology Partnership            2,500        $20.00        $50,000
----------------------------------------------------------------------------
John W. Cherry                            1,250        $20.00        $25,000
----------------------------------------------------------------------------
Jim Colis                                 1,000        $20.00        $20,000
----------------------------------------------------------------------------
Mark W. Dowley                            2,500        $20.00        $50,000
----------------------------------------------------------------------------
Nizar Feteth, M.D.                        2,500        $20.00        $50,000
----------------------------------------------------------------------------
David J. Flannery                         1,500        $20.00        $30,000
----------------------------------------------------------------------------
Paul Anthony Fraipont                      500         $20.00        $10,000
----------------------------------------------------------------------------
Kenneth T. Friedman                       3,750        $20.00        $75,000
----------------------------------------------------------------------------
David F. Hadley                           4,750        $20.00        $95,000
----------------------------------------------------------------------------
John C. Hadley                            1,250        $20.00        $25,000
----------------------------------------------------------------------------


                                      23


Hadley Family Trust                       1,250        $20.00        $25,000
----------------------------------------------------------------------------
W.B. Hoffman, Inc.                       12,500        $20.00       $250,000
----------------------------------------------------------------------------
David F. Jacobs                           2,500        $20.00        $50,000
----------------------------------------------------------------------------
Koyah Leverage Partners, L.P.             5,500        $20.00       $110,000
----------------------------------------------------------------------------
Koyah Partners, L.P.                      2,000        $20.00        $40,000
----------------------------------------------------------------------------
Nell and Steven Kruse                     1,250        $20.00        $25,000
----------------------------------------------------------------------------
Stephen L. Larson                         1,250        $20.00        $25,000
----------------------------------------------------------------------------
Barry S. Levine                            500         $20.00        $10,000
----------------------------------------------------------------------------
Bill Luby                                 1,000        $20.00        $20,000
----------------------------------------------------------------------------
Catherine A. Madigan                      1,250        $20.00        $25,000
----------------------------------------------------------------------------
Sidney J. Machtinger                      1,250        $20.00        $25,000
----------------------------------------------------------------------------
Alison Mulhern                              500        $20.00        $10,000
----------------------------------------------------------------------------
Frank H. Murray                           2,500        $20.00        $50,000
----------------------------------------------------------------------------
Julie E. Persily                          1,250        $20.00        $25,000
----------------------------------------------------------------------------
Monroe M. Rifkin                          6,000        $20.00       $120,000
----------------------------------------------------------------------------
Summit Securities, Inc.                   2,500        $20.00        $50,000
----------------------------------------------------------------------------
Western United Life Assurance, Inc.       2,500        $20.00        $50,000
----------------------------------------------------------------------------
TOTAL:                                                         $1,685,000.00
----------------------------------------------------------------------------

*Each UNIT consists of 100 shares of Series B Convertible Preferred Stock and 43 Warrants to purchase one share of Common Stock, as per form of Warrant in Exhibit F.

Pursuant to the Agreement to which this Schedule is attached, D.F. Hadley & Co., Inc. and Larry Gordon are acquiring from the Company as part of this transaction an aggregate of 498,750 Warrants which are to be allocated as follows:


               NAME                     AMOUNT OF WARRANTS
               Larry Gordon                  224,438
               D.F. Hadley & Co., Inc.       205,734
               John W. Cherry                 68,578

The persons in the foregoing table and the Purchasers listed above are all deemed and referred to as Warrant Holders.

                                     EXHIBIT B

             TO SERIES B PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

                               ARTICLES OF AMENDMENT


SECRETARY OF STATE
STATE OF WYOMING
THE CAPITOL
CHEYENNE, WY  82002-0020



                               ARTICLES OF AMENDMENT
                             SOLIGEN TECHNOLOGIES, INC.


     Pursuant to Section 17-16-602 and other provisions of the Wyoming Business Corporation Act ("Act"), the Board of Directors of Soligen Technologies, Inc. a Wyoming corporation by continuation, hereby adopts these Articles of Amendment on behalf of the Corporation, effective without shareholder action. The Corporation's Articles of Continuance were filed with the Wyoming Secretary of State on April 13, 1993 ("Articles of Continuance").

     A. The name of the corporation is Soligen Technologies, Inc. (the "Corporation").

     B. Effective as of the date of filing of these Articles of Amendment with the Wyoming Secretary of State, the Articles of Continuance are hereby amended by adding a new Section 9(c) as indicated on EXHIBIT A, attached hereto and incorporated herein by this reference.

     C. The foregoing amendment was duly adopted by the Board of Directors of the Corporation at a meeting held for such purpose on November 23, 1999.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment of the Corporation this 23rd day of November, 1999.

                                   SOLIGEN TECHNOLOGIES, INC.



                              By:
                                 ----------------------------------------------
                                  Bruce A. Robertson, Assistant Secretary

                                     EXHIBIT A

                             RIGHTS AND PREFERENCES OF
                                SERIES B CONVERTIBLE
                                 PREFERRED STOCK OF
                             SOLIGEN TECHNOLOGIES, INC.


       9 (c) The Series B Convertible Preferred Stock ("Series B Preferred Stock") shall consist of eight million four hundred twenty-five thousand (8,425,000) shares having the following particular rights and preferences:

(i) DIVIDENDS. Holders of shares of Series B Preferred Stock shall not be entitled to any fixed or guaranteed dividends, nor to any cumulative dividend rights, but shall be entitled to receive out of the earnings and assets of the Corporation only such dividends as may be lawfully declared on such dates or may be determined in the discretion of the Board of Directors. No dividend or other distribution whatsoever shall be declared or paid on Common Shares or Preferred Shares ranking junior to the rights of the Series B Preferred Stock unless a dividend or other distribution shall be simultaneously paid on each outstanding share of Series B Preferred Stock which is equal to or greater than the product of (i) the dividend or distribution proposed to be declared or paid on each share of Common Shares or such junior Preferred Shares (on an as-converted to Common Shares basis) times (ii) the number of Common Shares into which each such share of Series B Preferred Stock is then convertible under Subsection 9(c)(iii) below. In any event, no dividend or other distribution shall be paid at any time on Series B Preferred Stock, on any other class or series of Preferred Shares, or on Common Shares which would have the effect of reducing the net assets of the Corporation below the aggregate preferential amount (determined in accordance with Subsection 9(c)(ii) below) payable to holders of Series B Preferred Stock upon liquidation or dissolution of the Corporation.

(ii)   LIQUIDATION.

       (a) LIQUIDATION PREFERENCES. Upon liquidation or dissolution of the Corporation, whether voluntary or involuntary, each share of Series B Preferred Stock shall entitle its holder to receive, out of the assets of the Corporation available for distribution to shareholders, whether from capital, surplus or earnings, and before any distribution of such assets to the holders of Common Shares or Preferred Shares ranking junior to the rights of the Series B Preferred Stock, a liquidation preference of twenty cents ($0.20) per share (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events), plus any unpaid dividends declared pursuant to Subsection 9(c)(i) above. If the assets of the Corporation available for distribution to shareholders are insufficient to satisfy in full the liquidation preferences for Series B Preferred Stock and all the other classes or series of Preferred Shares entitled to a stated liquidation preference, then the holders of Series A and Series B Preferred Stock shall share ratably in such distribution in proportion to their respective stated liquidation preferences, and within each such series, each holder shall be entitled to receive the same distribution for each share of such series.

After setting apart or paying in full the liquidation preferences on Series A and Series B Preferred Stock, further distribution of the remaining available assets shall be made pro rata to the holders of any other classes or series of Preferred Shares entitled to a stated preference on liquidation, and then pro rata to the holders of Common Shares.

       (b) DEEMED LIQUIDATIONS. The sale of all or substantially all of the Corporation's assets, or the acquisition of the Corporation by another entity by means of merger, consolidation, share exchange, reorganization or otherwise, pursuant to which shares of the Corporation's capital stock are converted into cash, securities or other property of the acquiring entity or any of its affiliates, shall be regarded as a liquidation within the meaning of this Subsection 9(c)(ii); PROVIDED, HOWEVER, that each holder of Series B Preferred Stock shall have the right to elect the benefits of the provisions of Subsection 9(c)(iii) or other applicable conversion provisions in lieu of receiving payment of the liquidation preference in the event of the liquidation, dissolution or winding up of the Corporation pursuant to this Subsection 9(c)(ii); PROVIDED, FURTHER, that this provision shall not apply if the holders of the Corporation's voting capital stock immediately prior to such merger, consolidation, share exchange or reorganization beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the capital stock of the corporation resulting from such merger, consolidation, share exchange or reorganization.

       (c) NONCASH DISTRIBUTION. Whenever the distribution provided for in this Subsection 9(c)(ii) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation's Board of Directors.

(iii)  CONVERSION.

       (a) AUTOMATIC CONVERSIONS. At any time or times, part or all of any holder's shares of Series B Preferred Stock may be converted into Common Shares at the conversion price then in effect, in the manner specified below, and upon delivery by the holder thereof of written notice of conversion, specifying the number of such shares to be converted, to the Corporation at its principal business offices (or at the office of any transfer agent for shares of Series B Preferred Stock or Common Shares), accompanied by the certificate or certificates for the shares to be converted, duly endorsed in blank or accompanied by signed instruments appropriate for the transfer thereof. In addition, all of the outstanding shares of Series B Preferred Stock shall, at the election of the Corporation's Board of Directors, be automatically converted into Common Shares in the manner specified below upon the occurrence of either of the following events (an "Automatic Conversion Event"):

              (1) Immediately prior to such time as the Corporation shall close a firm commitment underwritten public offering of Common Shares pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended, ("Securities Act") in which the Corporation receives gross proceeds of at least ten million dollars ($10,000,000) and at a price equal to or greater than one dollar ($1.00) per share (adjusted for stock splits, dividends, consolidations, recapitalizations, and similar events); or

              (2) At any such time as (a) the Common Shares shall have traded above one dollar ($1.00) per share (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) for sixty
(60) consecutive trading days on a national securities exchange or NASDAQ, or
(b) the closing bid price for the Common Shares quoted by an established quotation service for over-the-counter securities shall be above one dollar ($1.00) per share (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) for sixty (60) consecutive trading days; and the cumulative trading volume of the Common Shares during such sixty (60) consecutive trading days is equal to or greater than one million (1,000,000) Common Shares, if traded on a national securities exchange, or one million five hundred thousand (1,500,000) Common Shares, if traded on NASDAQ or traded over-the-counter.

       (b) CONVERSION PROCEDURES. The Common Shares (or other shares, securities or property) into which the outstanding shares of Series B Preferred Stock are convertible as computed in this Subsection 9(c)(iii) shall, promptly after delivery to the Corporation of written notice of any conversion election, or promptly after the occurrence of any Automatic Conversion Event, and upon surrender to the Corporation of the certificates representing the Series B Preferred Stock to be converted, duly endorsed in blank or accompanied by signed instruments appropriate for transfer, be issued and delivered as soon as practicable to the holders of Series B Preferred Stock in due and proper form, and shall be fully paid and nonassessable; as to any portion of the shares so surrendered which are not subject to such conversion election, the Corporation shall promptly issue to the holder thereof a certificate in due and proper form representing the shares of Series B Preferred Stock which have not been so converted. Conversion shall be deemed to have been made at the close of business on the date that notice of such written election was given by the holder, or on the date that the Corporation's Board of Directors elected to declare an Automatic Conversion Event, irrespective of the date on which such surrender or issuance may occur, and as of such election date each such holder shall be deemed to have become the record holder of such respective number of Common Shares (or other shares, securities or property), and the Series B Preferred Stock so converted shall be deemed forthwith cancelled and shall not thereafter be deemed authorized or subject to reissuance. No adjustment shall be made in the number of Common Shares issuable upon conversion to reflect declared, but unpaid, dividends on Series B Preferred Stock, but such dividends for which the payment date has passed shall be paid in cash as of the date of conversion of the shares of Series B Preferred Stock as to which they are owing. The Corporation shall not be required to issue any fraction of Common Shares upon conversion of Series B Preferred Stock; if any fraction of Common Shares would, except for the foregoing clause, be issuable to any holder on the conversion of Series B Preferred Stock, the Corporation shall pay to each holder of such converted Series B Preferred Stock an amount in cash equal to the then current fair market value of such fractional interest.

       (c) CONVERSION RATES. The number of Common Shares issuable with respect to any share of Series B Preferred Stock shall be determined by dividing twenty cents ($0.20) by the conversion price then in effect at the time of conversion for such series (the "Series B Conversion Price"), which shall initially be twenty cents ($0.20).

       (d) ADJUSTMENT OF SERIES B CONVERSION PRICE UPON ISSUANCE OF COMMON SHARES OR CONVERTIBLE SECURITIES. Except as provided in Subsection 9(c)(iii)(e), if, after the first date that a share of Series B Preferred Stock is issued, the Corporation shall issue or sell, or, in accordance with Subsections 9(c)(iii)(d)(1) through 9(c)(iii)(d)(5), is deemed to have issued or sold, any Common Shares, or any stock or security convertible into or exchangeable for Common Shares, without consideration or for a consideration per share less than the per-share "Fair Market Value" of the Common Shares as of the end of the day immediately preceding such issuance or sale, or deemed issuance or sale in accordance with Subsections 9(c)(iii)(d)(1) through 9(c)(iii)(d)(5), then, forthwith upon each such issue or sale or deemed issuance or sale, the Series B Conversion Price shall be reduced to the price determined by dividing
(i) an amount equal to the sum of (x) the number of Common Shares of the Corporation outstanding immediately prior to such issue or sale (including the number of Common Shares issuable pursuant to exercise of all outstanding options and warrants and the conversion of all of the outstanding Preferred Shares at the then existing conversion prices) multiplied by the then existing Series B Conversion Price plus (y) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the sum of the number of Common Shares outstanding immediately after such issue or sale (including the Common Shares issuable pursuant to conversion or exchange of the securities or stock issued or sold in such issue or sale) plus the number of Common Shares issuable pursuant to exercise of all outstanding options and warrants and the conversion of all of the outstanding Preferred Shares at the conversion prices existing before such issue or sale. "Fair Market Value" shall mean (i) if the Common Shares are publicly traded, then (a) if the Common Shares are then traded on a national securities exchange on the date in question, the average of the high and low prices of the Common Shares on the principal national securities exchange on which the Common Shares are traded; (b) if the Common Shares are then traded on the NASDAQ National Market System on the date in question, the last reported per-share sales price of the Common Shares on the NASDAQ National Market System; or (c) if the Common Shares are then traded on the over-the-counter market on the date in question, the last reported per-share sales price; PROVIDED THAT if there have been no sales reported in the most recent two trading days at the time of determination, then the closing bid price (or average of bid prices) last quoted by an established quotation service for over-the-counter securities, or (II) if the Common Shares are not publicly traded on the date in question, then the per-share fair market value of the Common Shares as determined in good faith by the Corporation's Board of Directors, after taking into consideration all factors that it deems appropriate, including, without limitation, recent sale and offer prices of the Common Shares in private transactions negotiated at arm's length.

       For purposes of this Subsection 9(c)(iii)(d), the following Subsections 9(c)(iii)(d)(1) to 9(c)(iii)(d)(5) shall also be applicable:

              (1) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any options, warrants or other rights to subscribe for or to purchase Common Shares or any stock or security convertible into or exchangeable for Common Shares (such options, warrants and rights being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Shares is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the per-share Fair Market Value of the Common Shares as of the end of the day immediately preceding the granting of such Options, then the total maximum number of Common Shares issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued for such price per share as of the date of granting of such Options. Except as otherwise provided in Subsection 9(c)(iii)(d)(3), no adjustment of the Series B Conversion Price shall be made upon the actual issuance of the Common Shares or Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities.

              (2) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which the Common Shares are issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the per-share Fair Market Value of the Common Shares as of the end of the day immediately preceding such issuance or sale, then the Common Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, PROVIDED that (a) except as otherwise provided in Subsection 9(c)(iii)(d)(3), no adjustment of the Series B Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities and (b) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series B Conversion Price have been or are to be made pursuant to other provisions of this Subsection 9(c)(iii)(d), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

              (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Subsection 9(c)(iii)(d)(1), or the rate at which Convertible Securities referred to in Subsection

9(c)(iii)(d)(2) are convertible into or exchangeable for Common Shares shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series B Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series B Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which should have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

              (4) CONSIDERATION FOR SHARES. In case any Common Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case Common Shares, Options or Convertible Securities shall be issued or sold for a consideration in whole or in part other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

              (5) RECORD DATE. In case the Corporation shall take a record of the holders of its Common Shares for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Shares, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, and, in each such case, the number of Common Shares into which shares of Series B Preferred Stock may be converted shall be increased in proportion to the increase (through such dividend or distribution) in the number of outstanding Common Shares, by reducing the Series B Conversion Price in the same proportion.

       (e) CERTAIN ISSUES OF COMMON SHARES EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series B Conversion Price pursuant to Subsection 9(c)(iii)(d) in the case of the issuance of: (i) up to an aggregate of four million nine hundred and ninety thousand (4,990,000) Common Shares (appropriately adjusted for stock splits, dividends, consolidations, recapitalizations and similar events), pursuant to the Corporation's 1993 Stock Option Plan, as amended; (ii) up to an aggregate of five million six hundred eighty-six thousand, five hundred (5,686,500) Common Shares (appropriately adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) pursuant to the exercise of outstanding warrants; and (iii) such other securities as the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock shall agree in writing may be issued without causing an adjustment in the Series B Conversion Price.

       (f) SUBDIVISION OR COMBINATION OF COMMON SHARES. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding Common Shares into a greater number of shares, without making a corresponding subdivision of the outstanding shares of Series B Preferred Stock, then the Series B Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced. Conversely, in case the outstanding Common Shares shall be combined into a smaller number of shares without a corresponding adjustment to the number of outstanding shares of Series B Preferred Stock, then the Series B Conversion Price in effect immediately prior to such combination shall be proportionately increased.

       (g) OTHER DISTRIBUTIONS. If the Corporation shall declare a distribution payable in securities of other persons (including, but not limited to, spin-offs of a business whereby, for example, an asset of the Corporation is contributed to a subsidiary which is spun-off to the Corporation's shareholders), evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 9(c)(iii)(h), then, in each such case for the purpose of this Subsection 9(c)(iii)(g), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution.

       (h) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Shares, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Common Shares immediately theretofore receivable upon the conversion of such shares of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Series B Preferred Stock equal to the number of Common Shares immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

       (i) NOTICE OF ADJUSTMENT. Upon any adjustment of the Series B Conversion Price, then, and in each such case, the Corporation shall give written notice thereof as soon as practicable thereafter, by first class, registered or certified mail, postage prepaid, return receipt requested, or by telecopier (to be promptly followed by notice sent by registered or certified mail, return receipt requested, as set forth above), addressed to each holder of shares of Series B Preferred Stock, as the case may be, at the address of such holder as shown on the books of the Corporation, which notice shall state the conversion rate resulting from such adjustment and the manner in which such calculation was made.

       (j) SHARES TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized, but unissued, Common Shares, solely for the purpose of issuance upon the conversion of Series B Preferred Stock as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all Common Shares which shall be so issued shall be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take such action as may be necessary to assure that all Common Shares may be so issued without violation of any applicable law or regulation, or of any requirement of any securities exchange upon which the Common Shares may be listed.

       (k) ISSUE TAX. The issuance of certificates for Common Shares upon conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder (or its affiliate) of the Series B Preferred Stock.

(iv)   VOTING.

       (a) SHAREHOLDER VOTING. Holders of the outstanding Series B Preferred Stock shall be entitled to cast, on all matters submitted to a vote of all of the shareholders of the Corporation (including in the election of directors, except as set forth in Subsections 9(b)(iv) and 9(b)(v)) and on which shareholders are entitled to vote under the provisions of the Wyoming Business Corporation Act, that number of votes equal to the number of Common Shares into which such outstanding Series B Preferred Stock is then convertible under Subsection 9(c)(iii) at the record date for the determination of shareholders entitled to vote on such matter, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the aforementioned formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one). In addition to their right to elect the Series B Director, as provided below, and except as set forth in Subsections 9(b)(iv) and 9(b)(v), holders of Series B Preferred Stock shall vote together with the holders of Series A Preferred Stock and Common Shares on all such matters except as otherwise provided herein.

       (b)    SERIES B DIRECTOR.

              (1) Upon the issuance of Series B Preferred Stock, the Corporation shall name to its Board of Directors a director identified to it by Larry Gordon, the Series B Preferred Stock representative; provided that such director is reasonably acceptable to the Corporation. Thereafter, and for so long as more than fifty percent (50%) of all shares of Series B Preferred Stock issued by the Corporation shall be outstanding, the holders of the Series B Preferred Stock, voting as a separate voting group, shall be entitled to elect one (1) director to the Corporation's Board of Directors ("Series B Director") at the annual meeting of the Corporation's shareholders and otherwise if there is a vacancy of the directorship held by the Series B Director. If the aforementioned minimum outstanding shares requirement has been met, then at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series B Preferred Stock shall constitute a quorum of such shares for the election of the director to be elected.

              (2) Except as otherwise provided by law, the Series B Director shall be elected by a majority of the votes cast by the Series B Preferred Stock at a meeting of shareholders at which a quorum is present. Provided that the minimum outstanding shares requirement in Subsection 9(c)(iv)(b)(1) is met, any vacancy in any directorship elected by the holders of Series B Preferred Stock shall be filled only by the vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock. Any director who shall have been elected by the holders of Series B Preferred Stock may be removed from office, whether with or without cause, only by the vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

       (c) NONCOMPLIANCE. If the Corporation fails to comply with Subsections 9(c)(iv)(b), then, in addition to any other legal remedies available to the holders of the Series B Preferred Stock, the number of directors that the holders of the then outstanding shares of Series B Preferred Stock shall be entitled to elect under Subsection 9(c)(iv)(b) shall be increased to a total of three (3) directors, effective immediately upon such noncompliance and for as long as such noncompliance exists.

(v) RESTRICTIONS. For so long as more than fifty percent (50%) of all shares of Series B Preferred Stock issued by the Corporation shall be outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, the Corporation will not take any of the following actions without the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate voting group:

       (a) Engage in any transaction resulting in a "Change of Control ("Change in Control" shall mean and occur when (i) any "person" as such term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes a beneficial owner (within the meaning of rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation, representing fifty-one percent (51%) or more of the combined voting power of the Corporation's then outstanding securities; or (ii) the shareholders of the Corporation approve a reorganization, merger or consolidation of the Corporation with any other corporation or entity, other than a reorganization, merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or (iii) the shareholders of the Corporation approve a plan of complete liquidation, dissolution or winding up of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of its assets);

       (b) Pay or declare any dividends or make any distribution with respect to any holder of Common or Preferred Shares junior to the Series B Preferred Stock;

       (c) Redeem or otherwise repurchase any shares of Common or Preferred Shares junior to the Series B Preferred Stock; or

       (d) Enter into any transactions with any of its affiliates, unless each such transaction is on terms at least as favorable as those available to the Corporation from disinterested third parties and such transaction is approved by the Board of Directors, including the Series B Director (provided that the Series B Director is not an interested party in such transaction); or

       (e) Unless approved by the Board of Directors and the Series B Director, (i) increase the number of Common Shares available under the Corporation's 1993 Stock Option Plan, as amended, by more than an aggregate of three million (3,000,000) Common Shares (appropriately adjusted for stock splits, dividends, consolidations, recapitalizations and similar events); (ii) issue or grant more than an aggregate of five million six hundred eighty-five thousand, five hundred (5,685,500) Common Shares (appropriately adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) pursuant to the exercise of outstanding warrants; and (iii) issue or grant other rights to purchase Common Shares, pursuant to an employment compensation plan.

(vi) SINKING FUND. There shall be no sinking fund provision for the payment of dividends, liquidation preferences, or redemption of the shares of Series B Preferred Stock.

(vii)  REDEMPTION OF SERIES B PREFERRED STOCK.

       (a) MANDATORY REDEMPTION. If a Change of Control (as defined in Subsection 9(c)(v)(a)) has occurred, the Corporation shall offer to redeem all of the outstanding shares of Series B Preferred Stock for cash, at a price per share equal to one hundred and fifty percent (150%) of the liquidation preference for Series B Preferred Stock under Subsection 9(c)(ii)(a), plus any declared, but unpaid, dividends under Subsection 9(c)(i), by providing each holder of Series B Preferred Stock with written notice of such redemption ("Redemption Offer Notice") within thirty (30) days of such Change of Control. If any holder of Series B Preferred Stock does not elect in writing within twenty (20) days of the date of the Redemption Offer Notice ("Election Period") to have all of such holder's shares of Series B Preferred Stock redeemed, then, with respect to the holder's unredeemed shares of Series B Preferred Stock, such holder's mandatory redemption rights hereunder shall terminate as to such Change of Control event. If any of the holders of the outstanding shares of Series B Preferred Stock elects redemption before the expiration of the Election Period, then the Corporation shall notify such holder of the redemption within ten (10) days following the end of the Election Period ("Mandatory Redemption Notice"). Within ten (10) days of the receipt of the Mandatory Redemption Notice, such holder shall surrender to the Corporation the certificate(s) representing such shares of Series B Preferred Stock to be redeemed duly endorsed for transfer to this Corporation, and upon receipt of such certificates, the Corporation shall pay the redemption price for such shares to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled.
As to any portion of the shares of Series B Preferred Stock so surrendered which are not subject to such holder's redemption election, the Corporation shall promptly issue to the person whose name appears on such certificate(s) a certificate in due and proper form representing the shares of Series B Preferred Stock which have not been redeemed. When the redemption price is paid, all rights in respect of the redeemed shares of Series B Preferred
Stock shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

       (b) OPTIONAL REDEMPTION. If from and after one year of the date the first share of Series B Preferred Stock is sold and issued by the Corporation, the Common Shares shall have traded above seventy-five cents ($0.75) per share (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events) for sixty (60) consecutive days on a national securities exchange or NASDAQ, or the closing bid price quoted by an established quotation service for over-the-counter securities shall be above seventy-five cents ($0.75) for sixty (60) consecutive days, then the Corporation shall have the right, but not the obligation, to redeem all of the outstanding shares of Series B Preferred Stock for cash, at a price per share equal to one hundred and fifty percent (150%) of the liquidation preference for Series B Preferred Stock under Subsection 9(c)(ii)(a), plus any declared, but unpaid, dividends under Subsection 9(c)(i), by providing each holder of Series B Preferred Stock with written notice of such redemption not less than thirty (30) days prior to the scheduled date of redemption ("Optional Redemption Notice"). In the event of such redemption, and prior to the scheduled date of redemption, holders of Series B Preferred Stock shall surrender to the Corporation the certificate(s) representing such shares of Series B Preferred Stock to be redeemed duly endorsed for transfer to this Corporation, and upon receipt of such certificates, the Corporation shall pay the redemption price for such shares to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled. When the redemption price is paid, all rights in respect of redeemed shares of Series B Preferred Stock shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation. Nothing herein contained in this Subsection 9(c)(vii)(b) shall prohibit any holder of Series B Preferred Stock from electing the benefits of the provisions of Subsection 9(c)(iii) or other applicable conversion provisions prior to the scheduled date of redemption.

       (c) NONCOMPLIANCE/CONVERSION PRICE ADJUSTMENT. If (i) any of the holders of Series B Preferred Stock elects redemption under Subsection 9(c)(vii)(a) and complies with the provisions therein; and (ii) the Corporation fails to redeem any of such holder's shares of Series B Preferred Stock as required therein, then the Series B Conversion Price for those unredeemed shares of Series B Preferred Stock shall be reduced by one percent (1%) on the seventh
(7th) day following such noncompliance and by an additional one percent (1%) every seven (7) days thereafter until the redemption has been made.

(viii) NONCOMPLIANCE WITH REGISTRATION RIGHTS/CONVERSION PRICE ADJUSTMENT. If all of the conditions set forth in Section 5.1 of that certain Investor Rights Agreement between the Corporation and the holders of Series B Preferred Stock have been met and the Corporation fails to comply with the registration rights provisions set forth in such Section 5.1, then the Series B Conversion Price for those shares of Series B Preferred Stock which the Corporation has failed to register shall be reduced by one percent (1%) on the seventh (7th) day following such noncompliance and by an additional one percent (1%) every seven (7) days thereafter until the registration of such shares has been made.

                                     EXHIBIT C

             TO SERIES B PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

                               SCHEDULE OF EXCEPTIONS


       Any disclosures made under the heading of one section of this Exhibit may apply to and/or qualify disclosures made under one or more other sections. Section headings are provided for convenience only. Unless otherwise defined, any capitalized terms in this Exhibit shall have the same meanings assigned to such terms in the Series B Preferred Stock and Warrant Purchase Agreement to which this schedule is an exhibit. Nothing in this Schedule of Exceptions constitutes an admission of any liability or obligation of the Company to any third party, nor an admission against the Company's interests.

       3.3    SUBSIDIARIES:

       Soligen, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company. The Company also acquired 3,125 shares of the capital stock of Specific Surface Corporation having a value of $25,000, in partial payment for a piece of equipment.

       3.4    CAPITALIZATION:

       The capitalization of the Company set forth in Section 3.4 of the Agreement reflects the conversion of the outstanding shares of Series A Preferred Stock, and the issuance of additional shares of Common Stock in connection therewith, pursuant to that certain Conversion Agreement by and between the Company and the holders of the outstanding shares of Series A Preferred Stock, dated November 24, 1999.

       3.5    AUTHORIZATION:

       On April 24, 1998, the Company entered into that certain Investor Rights Agreement (the "IR Agreement") with holders of the Company's Series A Preferred Stock (the "Series A Holders"). Under the IR Agreement, each of the Series A Holders has a right of first refusal to purchase up to its pro rata share of certain proposed issuances of the Company's capital stock, including, without limitation, the proposed issuance of the Shares. The Series A Holders either will purchase all or part of their pro rata share of the Shares or waive their right to do so.

       3.7    CHANGES:

       (i) Since March 31, 1999, the Company's cash position has decreased from approximately $429,000 to approximately $172,000 as of November 16, 1999.

       3.10   TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES:

       Soligen, Inc. has entered into a Loan Agreement with Finova Capital Corporation, dated August 20, 1999, and a related Security Agreement, whereby Finova Capital Corporation is granted a security interest in accounts, inventory, equipment and other assets described therein.

       3.11   PROPRIETARY INFORMATION AND OTHER RIGHTS:

       The Company licenses certain technology from MIT pursuant to a license agreement, dated August 8, 1996.

       3.13   COMPLIANCE WITH OTHER INSTRUMENTS:

       Because some of the proposed rights and preferences for the Shares differ from the rights and preferences for Series A Preferred Stock, the approval of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Company's Series A Preferred Stock is required for the adoption of the Articles of Amendment. See also Paragraph 3.5 of this Schedule of Exceptions.

       3.16   REGISTRATION RIGHTS:

       Pursuant to the IR Agreement, the Series A Holders have been granted certain rights to participate in certain registrations by the Company of its Common Stock. In addition, the Company has granted "piggyback" registration rights in connection with certain other debt and equity financings.

       3.17   AGREEMENTS/ACTION:

       (i) The Company is a party to the Escrow Agreement, dated November 4, 1992, pursuant to which certain shares of the Company's Common Stock owned by certain officers, directors or affiliates thereof, are held in escrow. Certain officers and directors of the Company are parties to agreements entered into by the Company in connection with certain debt and equity financings. Friedman Enterprises, an affiliate of Kenneth Friedman, a director of the Company, has entered into a consulting agreement with the Company.

       (ii)   See also Paragraph 3.11 of this Schedule of Exceptions.

       (iii) The Company has deferred payment of salaries to members of its management in the amount of approximately $125,000. Following the Closing, the Company will issue warrants exercisable for approximately 270,000 Shares of Common Stock as additional compensation to these employees. Also upon the Closing, the Company will pay the $170,000 in outstanding bridge loans and issue an additional 60,000 Shares of Common Stock to the holders thereof.

                                     EXHIBIT D

             TO SERIES B PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

                             INVESTOR RIGHTS AGREEMENT

       THIS INVESTOR RIGHTS AGREEMENT (the "AGREEMENT") is made as of this 24th day of November 1999, by and among Soligen Technologies, Inc., a Wyoming corporation (the "COMPANY"), and the parties named on Exhibit A hereto.

              A. The Company proposes to enter into a Series B Preferred Stock and Warrant Purchase Agreement to be dated the date hereof (the "SERIES B PURCHASE AGREEMENT") pursuant to which the Company shall sell up to Eight Million Four Hundred and Twenty-five Thousand (8,425,000) shares of its Series B Convertible Preferred Stock ("Series B Preferred") to the purchasers named therein (the "Series B Purchasers") in one or more closings and issue to the Series B Purchasers 3,622,750 Warrants and to D.F. Hadley & Co., Inc., and Larry Gordon 498,750 Warrants, in such closings ("WARRANTS"); and

              B. In order to induce the Series B Purchasers to enter into the Series B Purchase Agreement, the Company has agreed to this Agreement.

              NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, all parties hereto agree as follows:

              1. CERTAIN DEFINITIONS. All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Series B Purchase Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

              "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

              "COMPANY REGISTRATION STATEMENT" shall have the meaning set forth in SECTION 5.1(a)(ii)(C).

              "CONVERSION STOCK" means the Series A Common Stock and Common Stock issued or issuable pursuant to conversion of the Preferred Stock.

              "HOLDER" shall mean (i) any of the Preferred Stockholders, Warrant Holders or Series A Common Stockholders holding Registrable Securities, and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with SECTION 5.9 hereof.

              "INITIATING HOLDERS" shall mean any Holders who in the aggregate hold not less than Fifty-One Percent (51%) of the Registrable Securities.

              "PREFERRED STOCK" shall mean the Series B Preferred Stock.

              "PREFERRED STOCKHOLDERS" shall mean the Series B Purchasers.

              "WARRANT HOLDER" shall mean any Holder who holds a Warrant issued pursuant to the Series B Purchase Agreement, including D. F. Hadley & Co., Inc., Mr. Gordon and John W. Cherry.

              "REGISTRABLE SECURITIES" means the Conversion Stock and any Common Stock issuable to a Warrant Holder upon exercise of the Warrant and any Common Stock of the Company issued or issuable in respect of the Conversion Stock or Warrant upon any stock split, stock dividend, recapitalization, or similar event, or any Common Stock otherwise issuable with respect to the Conversion Stock or Warrant; PROVIDED, HOWEVER, that shares of Conversion Stock or shares of Common Stock underlying the Warrants that are eligible for sale under Rule 144 in a single three-month period shall not be treated as Registrable Securities; and PROVIDED, FURTHER, that shares of Conversion Stock or shares underlying the Warrants or other securities shall only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

              The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, as hereinafter defined, and the declaration or ordering of the effectiveness of such registration statement.

              "REGISTRATION EXPENSES" shall mean all expenses, except as stated in SECTION 5.4 hereof, incurred by the Company in complying with SECTIONS 5.1,
5.2 and 5.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding (i) the compensation of regular employees of the Company which shall be paid in any event by the Company and (ii) underwriting discounts and commissions) and fees and expenses of one counsel for all Holders as appointed by the Holders and reasonably acceptable to the Company.

              "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear the legend set forth in SECTION 3 hereof.

              "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

              "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth under "Registration Expenses", all reasonable fees and disbursements of counsel for any Holder.

              "SERIES A COMMON STOCK" shall mean the 404,697 additional shares of Common Stock issued to the Series A Preferred Stockholders pursuant to that certain Conversion Agreement, by and among the Company and the holders of the Series A Preferred Stock, in connection with, and as a condition to, the conversion of the Series A Preferred Stock.

              "SERIES A COMMON STOCKHOLDER" shall mean any person holding Series A Common Stock.

              2. RESTRICTIONS ON TRANSFERABILITY. The Conversion Stock and any Common Stock issuable to a Warrant Holder upon exercise of the Warrant and any other securities issued in respect of the Conversion Stock or Warrants upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder will cause any proposed purchaser, assignee, transferee, or pledgee of any such shares held by the Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

              3. RESTRICTIVE LEGEND. Each certificate representing (i) the Conversion Stock and the Warrants and the underlying stock and (ii) any other securities issued in respect of the Conversion Stock and the Warrants and the underlying stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of SECTION 4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

              THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

              Each Holder consents to the Company's making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Agreement.

              4. NOTICE OF PROPOSED TRANSFERS. The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this SECTION 4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities to any partners or members, or retired partners or members, or to the estate of a transferor (iii) any transfer to any affiliate controlled by or under common control with any transferor or (iv) in transactions in compliance with Rule 144), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by either
(i) written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. It is agreed that the Company will not request an opinion of counsel for the holder for transactions made in reliance on Rule 144 under the Securities Act except in unusual circumstances, the existence of which shall be promptly determined in good faith by the Board of Directors of the Company.
Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in SECTION 3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder (if required above) and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

              5.     REGISTRATION.

              5.1    REQUESTED REGISTRATION.

                     (i) REQUEST FOR REGISTRATION. If the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to at least Fifty-One Percent (51%) of the Registrable Securities, the Company will:

                            (1) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

                            (2) will file a registration statement with the Commission not later than 90 days following such request and, use its reasonable best efforts to promptly effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within fifteen (15) days after receipt of such written notice from the Company;

PROVIDED, HOWEVER, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this
SECTION 5.1:

                                   (a)    In any particular jurisdiction in
                                          which the Company would be required to
                                          execute a general consent to service
                                          of process in effecting such
                                          registration, qualification or
                                          compliance unless the Company is
                                          already subject to service in such
                                          jurisdiction and except as may be
                                          required by the Securities Act;

                                   (b)    Prior to nine months from the date
                                          hereof;

                                   (c)    After the Company has effected one
                                          such registration pursuant to this
                                          SUBPARAGRAPH 5.1, and such
                                          registration has been declared or
                                          ordered effective and has remained
                                          effective until the earlier to occur
                                          of ninety (90) days or the sale of all
                                          of the securities offered pursuant to
                                          such registration;

                                   (d)    If the Company shall furnish to such
                                          Initiating Holders a certificate
                                          signed by the Chief Executive Officer
                                          of the Company stating that in the
                                          good faith judgment of the Board of
                                          Directors, it would be seriously
                                          detrimental to the Company or its
                                          stockholders for a registration
                                          statement to be filed in the near
                                          future, then the Company's obligation
                                          to use its best efforts to register,
                                          qualify or comply
                                          under this SECTION 5.1 shall be
                                          deferred for a period not to exceed
                                          ninety (90) days from the date of
                                          receipt of written request from the
                                          Initiating Holders, provided that the
                                          Company may not exercise this deferral
                                          right more than once per twelve (12)
                                          month period.  Subject to the
                                          foregoing clauses, the Company shall
                                          file a registration statement covering
                                          the Registrable Securities so
                                          requested to be registered as soon as
                                          practicable after receipt of the
                                          request or requests of the Initiating
                                          Holders;

                     (ii) UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to SECTION 5.1(i), and the Company shall include such information in the written notice given pursuant to SECTION 5.1(i).
                            The managing underwriter will be selected by a majority in interest of the Initiating Holders, provided that such managing underwriter is reasonably acceptable to the Company. In such event, the right of any Holder to include his or her Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

              The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter. Notwithstanding any other provision of this SECTION 5.1, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. Neither the Company nor any other holders of Company securities may participate in the proposed offering if any Holders have been cut back pursuant to this SECTION 5.1(ii). No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

              If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall continue to be subject to the terms of this Agreement including SECTION 6 hereof.

              5.2    COMPANY REGISTRATION.

                     (a) NOTICE OF REGISTRATION. If at any time, or from time to time, the Company shall determine to register any of its equity securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, the Company will:

                            (1) promptly give to each Holder written notice thereof; and

                            (2) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

                     (b) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to SECTION 5.2(a)(i). In such event the right of any Holder to registration pursuant to this SECTION 5.2 shall be conditioned upon such Holder's participation in such underwriting, and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.

              All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this SECTION 5.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may exclude some or all of the Registrable Securities, or securities of other holders of registration rights other than persons exercising demand registration rights, from such registration. The Company shall advise all Holders, and other holders distributing their securities through such underwriting of any limits imposed on their participation in the underwriting as provided in this SECTION 5.2(b). The number of shares of Registrable Securities, or securities of other holders of registration rights other than persons exercising demand registration rights, that may be included in the registration and underwriting in accordance with this SECTION 5.2(b) shall be allocated among all the Holders and such other holders of securities not exercising demand registration rights pro rata.

              If any Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall continue to be subject to the terms of this Agreement, including SECTION 6 hereof. Furthermore,

                            (i) No shareholder of the Company shall be granted any rights superior to those granted to the Preferred Stockholders pursuant to this SECTION 5.2 without the prior consent of more than Fifty-One Percent (51%) of (i) the then outstanding shares of Preferred Stock plus (ii) if some or all of the Preferred has been converted into Common Stock, the Conversion Stock issued pursuant to such conversion and Shares underlying the Warrants.

                            (ii) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this
                                   SECTION 5.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

              5.3    REGISTRATION ON FORM S-3.

                     (a) If any Holder or Holders of at least Five Percent (5%) of the then outstanding Registrable Securities request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of all or some of the shares of the Registrable Securities held by such Holder or Holders and the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed FIVE HUNDRED THOUSAND DOLLARS ($500,000), and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. In the event the registration is proposed to be part of a firm commitment underwritten public offering, the substantive provisions of SECTION 5.1(ii) shall be applicable to each such registration initiated under this SECTION 5.3. The Company may include other shares of Common Stock in any of the registrations provided for in this SECTION 5.3, provided that such inclusion will not interfere with the marketing (including the price to the public) of the Registrable Securities to be registered by the Holders.

                     (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this SECTION 5.3 if any of the conditions in Section 5.1(a), (b) or (d) exist or to Blue-Sky in a jurisdiction where in the good faith judgment of the Board of Directors, it would be unreasonably burdensome to qualify.

              5.4 EXPENSES OF REGISTRATION. Registration Expenses incurred in connection with (i) up to one requested registrations pursuant to SECTION 5.1, (ii) all company registrations pursuant to SECTION 5.2, and (iii) all Form S-3 registrations pursuant to
SECTION 5.3 shall be borne by the Company. Selling Expenses shall be borne by the selling shareholders incurring such expenses.

              5.5 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, the Company will:

                     (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least ninety (90) days or until the distribution described in the registration statement has been completed, whichever first occurs; PROVIDED, HOWEVER, that (i) such 90-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 90-day period shall be extended up to a maximum total period of one year, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and
(II) above to be contained in periodic reports filed pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "1934 ACT") in the registration statement.

                     (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                     (c) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents (including amendments or supplements thereto) as such Holders or underwriters may reasonably request in order to facilitate the public offering of such securities.

                     (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdiction, unless the Company is already subject to service in such jurisdiction. Furthermore,

                            (i) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                            (ii) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and as promptly as practicable amend or supplement the prospectus to correct such misstatement or omission.

                            (iii)  Cause all such Registrable Securities
                                   registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                            (iv) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                            (v)    Furnish, at the request of any Holder
                                   requesting registration of Registrable
                                   Securities pursuant to this SECTION 5.5, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this SECTION 5.5, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

                            (vi) In the event of any underwritten public offering, cooperate with the Holders requesting registration pursuant to this Section, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the Holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the Holders, in efforts to sell the Registrable Securities under the offering (including without limitation, participating in "roadshow" meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company.

              5.6    INDEMNIFICATION.

                     (a) The Company will indemnify each Holder, each of such Holder's officers, directors, members, partners, legal counsel and agent, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Company of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities law or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of such Holder's officers and directors, and members, partners, legal counsel, agents and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending of any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged utrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

                     (b) Each Holder severally, and not jointly will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of
Section 15 of the Securities Act, and each other such Holder, each of such Holder's officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Not withstanding the foregoing, the liability of each Holder under this SUBSECTION 5.6(B) shall be limited in an amount equal to the net proceeds received from the sale of the shares sold by such Holder.

                     (c)    Each party entitled to indemnification under this
SECTION 5.6 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation or which includes an admission of fault on behalf of the Indemnified Party.

                     (d)    If the indemnification provided for in this SECTION
5.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to the information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
Notwithstanding the foregoing, the amount to be contributed by any Holder under this SECTION 5.6(D) shall be limited to an amount equal to the net proceeds received from the sale of the shares sold by such Holder.

                     (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                     (f) The obligations of the Company and the Holders under this SECTION 5.6 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.
No Indemnifying Party shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or litigation; provided, that no Indemnified Party shall consent to entry of any judgment or enter into any settlement without the consent of Indemnifying Party. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

              5.7 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

              5.8 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to use all reasonable efforts to:

                     (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the 1934 Act;

                     (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

                     (c) So long as the Holder owns any Restricted Securities to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

              5.9 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted to the Holders under SECTIONS 5.1, 5.2 and 5.3 may be assigned to a transferee or assignee in connection with (a) any transfer or assignment of Fifty Thousand (50,000) (as adjusted for stock splits, stock dividends, recapitalizations and the like) or more shares of Registrable Securities by the Holder to one or more persons in a single transaction or series of related transactions, provided that (i) the Company is given notice thereof and the transferee covenants to be bound by the provisions of this Agreement and (ii) such transfer may otherwise be affected in accordance with applicable securities laws or (b) any transfer or assignment of Registrable Securities by the Holder to partners, members or affiliates of such Holder.

              5.10 SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not grant any registration rights to subsequent purchasers of the Company's equity securities that are, in the good faith judgment of the Company's Board of Directors, superior to the registration rights granted to the Preferred Stockholders hereunder without the prior written consent of the holders of at least Fifty One Percent (51%) of the Registrable Securities.

              6. AMENDMENT. Any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of not less than a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this SECTION 6 shall be binding upon each Preferred Stockholder and each Holder of Registrable Securities at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

              7. GOVERNING LAW. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California, without respect to rules concerning the conflict of laws which would otherwise require application of the substantive law of another jurisdiction. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California matters with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

              8. ENTIRE AGREEMENT. This Agreement, together with all Exhibits hereto, constitute the full and entire understanding and agreement between the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

              9. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days after deposit with the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to a Preferred Stockholder, at such Preferred Stockholder's address as set forth on the Schedule of Preferred Stockholders attached hereto, or at such other address as such Preferred Stockholder shall have furnished to the Company in writing in accordance with this SECTION 9, (b) if to any other holder of Conversion Stock or Warrant Holder, at such address as such holder shall have furnished the Company in writing in accordance with this
SECTION 9 or to the address set forth in the Series B Purchase Agreement, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company, or (c) if to the Company, at its principal office.

              10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

              The foregoing agreement is hereby executed as of the date first above written.

                                          "COMPANY"

                                          SOLIGEN TECHNOLOGIES, INC.



                                          By
                                            ----------------------------------
                                                 Yehoram Uziel
                                                 Chief Executive Officer

                                          SIGNATURE PAGE


                                          "SERIES B PURCHASERS"


                                          ------------------------------------
                                          Name of Purchaser


                                          By
                                            ----------------------------------
                                          Name:
                                               -------------------------------
                                          Title:
                                                ------------------------------

                                          SIGNATURE PAGE


                                          "SERIES A COMMON STOCKHOLDER"


                                          ------------------------------------
                                          Name of Series A Common Stockholder

                                     EXHIBIT A
                            TO INVESTOR RIGHTS AGREEMENT


             PURCHASER              SUBSCRIPTION   PRICE PER     TOTAL UNIT
                                     FOR UNITS*       UNIT          PRICE
Paul E. Adornato                          750        $20.00        $15,000
--------------------------------------------------------------------------
Kevin B. Allen                          5,750        $20.00       $115,000
--------------------------------------------------------------------------
Robert L. Barbanell                     1,250        $20.00        $25,000
--------------------------------------------------------------------------
Jeffrey D. Bennis                       5,750        $20.00       $115,000
--------------------------------------------------------------------------
Dr. Lawrence B. Brilliant               1,250        $20.00        $25,000
--------------------------------------------------------------------------
Douglas P. Casey                        2,500        $20.00        $50,000
--------------------------------------------------------------------------
Casting Technology Partnership          2,500        $20.00        $50,000
--------------------------------------------------------------------------
John W. Cherry                          1,250        $20.00        $25,000
--------------------------------------------------------------------------
Jim Colis                               1,000        $20.00        $20,000
--------------------------------------------------------------------------
Mark W. Dowley                          2,500        $20.00        $50,000
--------------------------------------------------------------------------
Nizar Feteth, M.D.                      2,500        $20.00        $50,000
--------------------------------------------------------------------------
David J. Flannery                       1,500        $20.00        $30,000
--------------------------------------------------------------------------
Paul Anthony Fraipont                    500         $20.00        $10,000
--------------------------------------------------------------------------
Kenneth T. Friedman                     3,750        $20.00        $75,000
--------------------------------------------------------------------------
David F. Hadley                         4,750        $20.00        $95,000
--------------------------------------------------------------------------
John C. Hadley                          1,250        $20.00        $25,000
--------------------------------------------------------------------------
Hadley Family Trust                     1,250        $20.00        $25,000
--------------------------------------------------------------------------

                                      59


W.B. Hoffman, Inc.                     12,500        $20.00       $250,000
--------------------------------------------------------------------------
David F. Jacobs                         2,500        $20.00        $50,000
--------------------------------------------------------------------------
Koyah Leverage Partners, L.P.           5,500        $20.00       $110,000
--------------------------------------------------------------------------
Koyah Partners, L.P.                    2,000        $20.00        $40,000
--------------------------------------------------------------------------
Nell and Steven Kruse                   1,250        $20.00        $25,000
--------------------------------------------------------------------------
Stephen L. Larson                       1,250        $20.00        $25,000
--------------------------------------------------------------------------
Barry S. Levine                          500         $20.00        $10,000
--------------------------------------------------------------------------
Bill Luby                               1,000        $20.00        $20,000
--------------------------------------------------------------------------
Catherine A. Madigan                    1,250        $20.00        $25,000
--------------------------------------------------------------------------
Sidney J. Machtinger                    1,250        $20.00        $25,000
--------------------------------------------------------------------------
Alison Mulhern                           500         $20.00        $10,000
--------------------------------------------------------------------------
Frank H. Murray                         2,500        $20.00        $50,000
--------------------------------------------------------------------------
Julie E. Persily                        1,250        $20.00        $25,000
--------------------------------------------------------------------------
Monroe M. Rifkin                        6,000        $20.00       $120,000
--------------------------------------------------------------------------
Summit Securities, Inc.                 2,500        $20.00        $50,000
--------------------------------------------------------------------------
Western United Life Assurance, Inc.     2,500        $20.00        $50,000
--------------------------------------------------------------------------
TOTAL:                                                       $1,685,000.00
--------------------------------------------------------------------------

*Each UNIT consists of 100 shares of Series B Convertible Preferred Stock and 43 Warrants to purchase one share of Common Stock, as per form of Warrant in Exhibit F.

Pursuant to the Agreement to which this Schedule is attached, D.F. Hadley & Co., Inc. and Larry Gordon are acquiring from the Company as part of this transaction an aggregate of 498,750 Warrants which are to be allocated as follows:


                     NAME                        AMOUNT OF WARRANTS
                     Larry Gordon                       224,438
                     D.F. Hadley & Co., Inc.            205,734
                     John W. Cherry                      68,578

The persons in the foregoing table and the Purchasers listed above are all deemed and referred to as Warrant Holders.


Pursuant to the Conversion Agreement, 404,697 shares of Common Stock are to be allocated as follows:


                     NAME                               NUMBER OF SHARES
       ICM Asset Management, Inc.                         46,059
       Koyah Partners, L.P.                               64,755
       Koyah Leverage Partners, L.P.                     293,883
                                                         -------
                                                         404,697

                                     EXHIBIT B
                            TO INVESTOR RIGHTS AGREEMENT

                          STOCKHOLDERS AND WARRANT HOLDERS

              The following table lists the number of shares of capital stock (including Warrants) of the Company subject to the provisions of this Agreement as of the date hereof.



NAME                                 WARRANT SHARES    SERIES B SHARES
Paul E. Adornato                     32,250            75,000
----------------------------------------------------------------------
Kevin B. Allen                       247,250           575,000
----------------------------------------------------------------------
Robert L. Barbanell                  53,750            125,000
----------------------------------------------------------------------
Jeffrey D. Bennis                    247,250           575,000
----------------------------------------------------------------------
Dr. Lawrence B. Brilliant            53,750            125,000
----------------------------------------------------------------------
Douglas R. Casey                     107,500           250,000
----------------------------------------------------------------------
Casting Technology Partnership       107,500           250,000
----------------------------------------------------------------------
John W. Cherry                       53,750            125,000
----------------------------------------------------------------------
Jim Collis                           43,000            100,000
----------------------------------------------------------------------
Mark W. Dowley                       107,500           250,000
----------------------------------------------------------------------
Nizar Feteth, M.D.                   107,500           250,000
----------------------------------------------------------------------
David J. Flannery                    64,500            150,000
----------------------------------------------------------------------
Paul Anthony Fraipont                21,500            50,000
----------------------------------------------------------------------
Kenneth T. Friedman                  161,250           375,000
----------------------------------------------------------------------
David F. Hadley                      204,250           475,000
----------------------------------------------------------------------
John C. Hadley                       53,750            125,000
----------------------------------------------------------------------
Hadley Family Trust                  53,750            125,000
----------------------------------------------------------------------
W.B. Hoffman, Inc.                   537,500           1,250,000
----------------------------------------------------------------------
David F. Jacobs                      107,500           250,000
----------------------------------------------------------------------
Koyah Leverage Partners, L.P.        236,500           550,000
----------------------------------------------------------------------
Koyah Partners, L.P.                 86,000            200,000
----------------------------------------------------------------------
Nell and Steven Kruse                53,750            125,000
----------------------------------------------------------------------
Stephen L. Larson                    53,750            125,000
----------------------------------------------------------------------
Barry S. Levine                      21,500            50,000
----------------------------------------------------------------------
William K. Luby                      43,000            100,000
----------------------------------------------------------------------
Catherine A. Madigan                 53,750            125,000
----------------------------------------------------------------------
Sidney J. Machtinger                 53,750            125,000
----------------------------------------------------------------------
Alison Mulhern                       21,500            50,000
----------------------------------------------------------------------
Frank H. Murray                      107,500           250,000
----------------------------------------------------------------------
Julie E. Persily                     53,750            125,000
----------------------------------------------------------------------
Monroe M. Rifkin                     258,000           600,000
----------------------------------------------------------------------
Summit Securities, Inc.              107,500           250,000
----------------------------------------------------------------------


                                      62


Western United Life Assurance, Inc.  107,500           250,000
----------------------------------------------------------------------
Larry Gordon                         224,438           0
----------------------------------------------------------------------
D.F. Hadley & Co., Inc.              205,734           0
----------------------------------------------------------------------
John W. Cherry                       68,578            0
----------------------------------------------------------------------

TOTALS                               4,121,500         8,425,000
----------------------------------------------------------------------

                                     EXHIBIT E

             TO SERIES B PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

                          FORM OF CONFIDENTIAL INFORMATION

                                        AND

                           INVENTION ASSIGNMENT AGREEMENT


                                      DELETED

                                     EXHIBIT F

             TO SERIES B PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

                                  FORM OF WARRANT

              THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (ii) THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF SAID SECURITIES SATISFACTORY TO THE ISSUER STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR THE ISSUER OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

                                                    WARRANT TO PURCHASE [Shares]
                                                          SHARES OF COMMON STOCK


                               STOCK PURCHASE WARRANT
                         TO PURCHASE SHARES OF COMMON STOCK
                                         OF
                             SOLIGEN TECHNOLOGIES, INC.


              FOR VALUE RECEIVED, SOLIGEN TECHNOLOGIES, INC. (the "Company) hereby grants to [Name] (the "Initial Warrant Holder") the right, subject to the terms of this Warrant, to purchase at any time and from time to time during the period commencing on the "Initial Exercise Date" (as defined below) and ending on the "Expiration Date" (as defined below) up to [Number] ([Shares]) fully-paid and nonassessable shares of Common Stock of the Company. The exercise price per share shall be $0.20 per share (the "Basic Exercise Price"). The Basic Exercise Price and the number of shares that may be purchased are subject to adjustment under the terms of this Warrant. This Warrant is issued in connection with that certain Series B Preferred Stock and Warrant Purchase Agreement, that certain Amendment to Articles setting forth the Rights and Preferences of the Series B Convertible Preferred Stock ("Amendment to Articles") to be filed with the Secretary of State of Wyoming pursuant thereto and that certain Investor Rights Agreement, dated concurrently herewith.

SECTION 1.  DEFINITIONS

              As used in this Warrant, unless the context otherwise requires:

              "Basic Exercise Price" means the price at which each Warrant Share may be purchased upon exercise of this Warrant, as stated in the introductory paragraph.

              "Common Stock" means the Common Stock of the Company.

              "Exercise Date" means any date when this Warrant is exercised, in whole or in part, in the manner indicated in Sections 2.1 and 2.2 below.

              "Exercise Price" means the Basic Exercise Price; provided, however, that if an adjustment is required under Section 7.1 of this Warrant, then the "Exercise Price" means, after such adjustment, the price at which each Warrant Share may be purchased upon exercise of this Warrant immediately after the last such adjustment.

              "Expiration Date" means 5:00 p.m. (Los Angeles time) one year from the date hereof; provided, however, that to the extent that the Initiating Holders, as defined in the Investor Rights Agreement, have submitted a demand registration request pursuant to the Investor Rights Agreement, within one year from the date hereof, the Expiration Date shall be extended to a date thirty
(30) days after the effectiveness of the demand registration statement pursuant to the Investor Rights Agreement, provided however that the Expiration Date shall be further extended to such date as the Warrant Holders are free to sell the underlying shares of Common Stock without cutbacks.

              "Fair Market Value" shall mean the then most recent closing price of the Common Stock as reported on the trading exchange at which the Company's Common Stock is traded, or if not so traded, as determined in good faith by the Company's board of directors including its outside board members.

              "Initial Exercise Date" means the date of this Warrant.

              "Initial Warrant Holder" has the meaning specified in the introductory paragraph.

              "Person" means an individual, corporation, partnership, trust, joint venture or other form of business entity.

              "Securities Act" means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any act, rules or regulations which replace the Securities Act or any such rules and regulations.

              "Subsequent Warrant" has the meaning specified in Section 2.3 below.

              "Warrant Holder" means the Initial Warrant Holder or, upon assignment of this Warrant by the Initial Warrant Holder (or a subsequent Warrant Holder), such assignee.

              "Warrant Share(s)" means any share(s) of Common Stock, or other securities, issued or issuable upon exercise of this Warrant.

SECTION 2.    DURATION AND EXERCISE OF WARRANT

              2.1    EXERCISE PERIOD

              Subject to the provisions hereof, this Warrant may be exercised at any time and from time to time during the period commencing on the Initial Exercise Date and ending on the Expiration Date. After the Expiration Date, this Warrant shall become void and all rights to purchase Warrant Shares hereunder shall thereupon cease.

              2.2    METHOD OF EXERCISE AND PAYMENT

              (a) METHOD OF EXERCISE. Subject to Section 2.1 hereof and compliance with all applicable Federal and state securities laws, the purchase right represented by this Warrant may be exercised, in whole or in part, by the Warrant Holder by (i) surrender of this Warrant and delivery of an exercise form specifying the number of shares to be purchased, duly executed, at the principal office of the Company and (ii) payment to the Company of an amount equal to the product of the then applicable Exercise Price multiplied by the number of Warrant Shares then being purchased. At the election of the Warrant holder, the purchase price may be paid by surrender of this Warrant for the full number of shares for which this Warrant is then exercisable less that number of shares having a fair market value equal to the aggregate exercise price. For purposes of this Section, fair market value shall be determined as follows: if the Common Shares are then traded on the over-the-counter market on the date in question, the last reported per-share sales price; provided that if there have been no sales reported in the most recent two trading days at the time of determination, then the closing bid price (or average of bid prices) last quoted on such date by an established quotation service for over-the-counter securities.

              (b) METHOD OF PAYMENT. Payment shall be made either by check drawn on a United States bank and for United States funds made payable to the Company, or by wire transfer of United States funds for the account of the Company, or by the cashless exercise provided above.

              (c) DELIVERY OF CERTIFICATE. In the event of any exercise of the purchase right represented by this Warrant, certificates for the Warrant Shares so purchased shall be delivered to the Warrant Holder within thirty (30) days of delivery of the Exercise Form and, unless this Warrant has been fully exercised or has expired, a new warrant representing the portion of the Warrant Shares with respect to which this Warrant shall not then have been exercised shall also be issued to the Warrant Holder within such thirty (30) day period.

              2.3    SECURITIES ACT COMPLIANCE/RESTRICTIONS UPON TRANSFER

                     Reference is made to Sections 2, 3 and 4 of the Investor Rights Agreement which by this reference are incorporated herein.

SECTION 3.    VALIDITY AND RESERVATION OF WARRANT SHARES

              The Company represents and warrants that all Warrant Shares issued upon exercise of this Warrant will be validly issued, fully paid, nonassessable and not subject to preemptive or similar rights. The Company agrees that, as long as this Warrant may be exercised, the Company will have authorized and reserved for issuance upon exercise of this Warrant a sufficient number of shares of Common Stock to provide for exercise in full of this Warrant.

SECTION 4.    FRACTIONAL SHARES

              No fractional Warrant Shares shall be issued upon the exercise of this Warrant, and the number of Warrant shares to be issued shall be rounded to the nearest whole number.

SECTION 5.    LIMITED RIGHTS OF WARRANT HOLDER

              The Warrant Holder shall not, solely by virtue of being the Warrant Holder of this Warrant, have any of the rights of a stockholder of the Company, either at law or equity, until this Warrant shall have been exercised.

SECTION 6.    LOSS OF WARRANT

              Upon receipt by the Company of satisfactory evidence of the loss, theft, destruction or mutilation of this Warrant and either (in the case of loss, theft or destruction) reasonable indemnification and a bond satisfactory to the Company if requested by the Company or (in the case of mutilation) the surrender of this Warrant for cancellation, the Company will execute and deliver to the Warrant Holder, without charge, a new warrant of like denomination.

SECTION 7.    CERTAIN ADJUSTMENTS OF EXERCISE PRICE

              7.1    ADJUSTMENT OF EXERCISE PRICE

              The number, class and Exercise Price of securities for which this Warrant may be exercised are subject to adjustment from time to time upon the happening of certain events as hereinafter provided:

              (a) RECAPITALIZATION. If the outstanding shares of the Company's Common Stock are divided into a greater number of shares or the Company issues a stock dividend on its outstanding Common Stock, the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be proportionately increased and the Exercise Price shall be proportionately reduced and, conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be proportionately reduced and the Exercise Price shall be proportionately increased. The increases and reductions provided for in this Section 7.1.(a) shall be made with the intent and, as nearly as practicable, the effect that neither the percentage of the total equity of the Company obtainable on exercise of this Warrant nor the price payable for such percentage shall be affected by any event described in this Section 7.1
(a).

              (b) MERGER OR REORGANIZATION, ETC. In the event of any change in the Common Stock through merger, consolidation, reclassification, reorganization (such as, but not limited to, spin-offs of a business whereby, for example, a Company asset is contributed to a subsidiary which is then spun-off to the Company's shareholders), partial or complete liquidation or other change in the capital structure of the Company (not including the issuance of additional shares of capital stock other than by stock dividend or stock split), then, as a condition of such change in the capital structure of the Company, appropriate and adequate provision shall be made so that the Warrant Holder of this Warrant will have the right thereafter to receive upon the exercise of this Warrant the kind and amount of shares of stock or other securities or property to which it would have been entitled if immediately prior to such merger, consolidation, reclassification, reorganization, recapitalization or other change in the capital structure, it had held the number of shares of Common Stock then obtainable upon the exercise of this Warrant. In any such case appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Warrant Holder, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.

              (c) Reference is made to Section 9 (c) (iii) (d) of the Amendment to Articles. It is agreed that if pursuant to said section of the Amendment to Articles, the Series B Conversion ratio is required to be adjusted, this Warrant shall likewise be adjusted on a proportional and similar basis as the Series B Preferred Stock is adjusted.

              7.2    NOTICE OF ADJUSTMENT

              Whenever an event occurs requiring any adjustment to be made pursuant to Section 7.1(a), 7.1(b) or (c), the Company shall promptly file with its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, a certificate of its chief executive officer specifying such adjustment, setting forth in reasonable detail the acts requiring such adjustment, and stating such other facts as shall be necessary to show the manner and figures used to compute such adjustment. Such chief executive officer's certificate shall be made available at all reasonable times for inspection by the Warrant Holder. Promptly (but in no event more than 30 days) after each such adjustment, the Company shall give a copy of such certificate by certified mail to the Warrant Holder.

SECTION 8.    SUBDIVISION OF WARRANT

              At the request of the Warrant Holder in connection with a transfer of a portion of this Warrant upon surrender of this Warrant for such purpose to the Company at its principal office, the Company at its expense (except for any transfer tax payable) will issue and exchange therefor new Warrants of like tenor and date representing in the aggregate the amount of the Warrant Shares.

SECTION 9.    REGISTRATION RIGHTS

              The Initial Warrant Holder shall have all the registration rights provided in that certain Investor Rights Agreement entered into concurrently herewith pursuant to the Series B Stock and Warrant Purchase Agreement, including the right to transfer such rights to a subsequent Holder subject to the terms and conditions set forth in the Investor Rights Agreement.

SECTION 10.   REPRESENTATIONS AND WARRANTIES

              10.1   BY WARRANT HOLDER

              The Warrant Holder represents and warrants to the Company as follows:

              (a) This Warrant and the Warrant Shares issuable upon exercise thereof are being acquired for the Warrant Holder's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Upon exercise of this Warrant, the Warrant Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

              (b) The Warrant Holder understands that the Warrant and the Warrant Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) or Section 4(6) thereof, and that they must be held by the Warrant Holder indefinitely, and that the Warrant Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempted from such registration.

              (c) The Warrant Holder has such knowledge and experience in financial and business matters that the Warrant Holder is capable of evaluating the merits and risks of the purchase of this Warrant and the Warrant Shares purchasable pursuant to the terms of this Warrant and of protecting the Warrant Holder's interests in connection therewith. The Warrant Holder is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated pursuant to the 1984 Act.

              (d) The Warrant Holder is able to bear the economic risk of the purchase of the Warrant Shares pursuant to the terms of this Warrant.

SECTION 11.   MISCELLANEOUS

              11.1   SUCCESSORS AND ASSIGNS

              The provisions of this Warrant shall be binding upon and inure to the benefit of the Company, the Warrant Holder and their respective permitted successors and assigns hereunder. If the Company changes its name, it shall promptly provide Warrant Holder with a replacement Warrant in its new name and Warrant Holder shall simultaneously return this Warrant for destruction.

              11.2   NOTICES

              All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile transmission
(FAX) to the number set forth below (such notice shall be deemed given on the date of transmission) or by overnight air courier service (in which case notice shall be deemed given when received by addressee or on the second (2nd) day after the date of delivery to the courier, whichever is earlier), or by registered or certified mail, return receipt requested, postage prepaid and properly addressed (in which case notice shall be deemed given when received by the addressee or on the fifth (5th) day after the date of mailing, whichever is earlier), to the addresses set forth below, or such other address as a party may hereafter provide notice of to the other:

              If to the Company:          Soligen Technologies, Inc.
                                          19408 Londelius Street
                                          Northridge, California 91324
                                          FAX: (818) 718-0760

              If to the Warrant Holder:   [Address1]
                                          [Address2]
                                          [City], [State] [Postal Code]

                                          OR

              The Warrant Holder's last known FAX number or address as it appears on the books of the Company.

              11.3   APPLICABLE LAW

              The validity, interpretation and performance of this Warrant shall be governed by the laws of the State of California.

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              11.4   HEADINGS

              The headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

              Dated: November 24, 1999

                                          SOLIGEN TECHNOLOGIES, INC.



                                          By     ________________________
                                                 Yehoram Uziel
                                                 CEO



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